UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASPEN TECHNOLOGY, INC.
20 Crosby Drive
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on December 12, 2019

Dear Stockholder:

We invite you to attend our annual meeting of stockholders, which is being held as follows:

Date:     Thursday, December 12, 2019
Time:     9 a.m. Eastern time
Location: K&L Gates LLP
State Street Financial Center
One Lincoln Street
Boston, Massachusetts

At the annual meeting, we will ask you and our other stockholders to:

1.	elect two nominees of the board of directors, Donald P. Casey and Robert M. Whelan, Jr. to the board to hold office until the 2022 Annual Meeting of Stockholders;

2.	ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2020; and

3.	approve, on an advisory basis, the compensation of our named executive officers as identified in the Proxy Statement for the annual meeting (so-called "say on pay").

Each of the foregoing proposals is fully set forth in the Proxy Statement, which you are urged to read thoroughly. Stockholders also will be asked to consider any other business properly presented at the annual meeting.
Only stockholders of record at the close of business on October 15, 2019 are entitled to vote at the annual meeting. The annual meeting may be adjourned from time to time without notice at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be
Held on December 12, 2019 at K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts:

The Proxy Statement, form of proxy card and 2019 Annual Report to Stockholders are available at
www.aspentech.com, as well as at www.proxyvote.com.

    Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet, as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. We have enclosed for your convenience a return envelope that is postage prepaid if mailed in the United States. Even if you vote by proxy, you may still vote in person if you attend the annual meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder.

By Order of the Board of Directors,

Frederic G. Hammond
Secretary

Bedford, Massachusetts
October 28, 2019

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

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Our fiscal year ends on June 30, and references to a specific fiscal year are the twelve months ended June 30 of such year (for example, "fiscal 2019" refers to the fiscal year ended June 30, 2019). Our registered trademarks include AspenTech. For convenience, this registered trademark appears in this Proxy Statement without ® symbols, but that practice does not mean that we will not assert, to the fullest extent under applicable law, our rights to the trademark. All other trademarks, trade names and service marks appearing in this Proxy Statement are the property of their respective owners.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving proxy materials?
We are providing proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our Annual Meeting of Stockholders, which will take place on December 12, 2019. A Notice of Internet Availability of Proxy Materials and a proxy card were first made available on the Internet or mailed to stockholders on or about October 25, 2019. The Notice of Internet Availability of Proxy Materials provides instruction as to how to access proxy materials, including this Proxy Statement and our 2019 Annual Report to Stockholders, over the Internet or how to request a printed copy of the proxy materials. You are invited to attend the annual meeting and requested to vote on the proposals described in this Proxy Statement.

Why did I receive a notice as to the Internet availability of proxy materials instead of a full set of materials?
    Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials, together with a proxy card, to our stockholders of record as of the close of business on October 15, 2019. Instructions on how to access proxy materials over the Internet or to request a printed copy of the proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, you may request to receive future proxy materials in printed form by mail. Your election to receive future proxy materials by mail will remain in effect until you terminate such election and ask to receive future proxy materials electronically.
How can I access the proxy materials over the Internet?
    You may view and also download our proxy materials for the annual meeting-- which consist of the Notice of Internet Availability of Proxy Materials, the Proxy Statement, the form of proxy card and our 2019 Annual Report to Stockholders-- on our website at www.aspentech.com as well as at www.proxyvote.com.
How do I attend the annual meeting?
    The meeting will be held on Thursday, December 12, 2019 at 9 a.m. Eastern at the offices of K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?
    Only stockholders of record at the close of business on October 15, 2019, or the record date, will be entitled to vote at the annual meeting. On the record date, there were 68,248,148 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
    If at the record date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
    If at the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and the Notice of Internet Availability of Proxy Materials is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
    There are three matters scheduled for a vote:

•	election of two directors nominated by the board of directors;

•	ratification of the appointment by the audit committee of the board of KPMG LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2020; and

•	approval, on an advisory basis, of the compensation of our named executive officers as identified in this Proxy Statement.
What if another matter is properly brought before the meeting?
    The board of directors does not know of any other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
    With respect to the election of directors, you may either vote "For" all the nominees to the board of directors or you may "Withhold" your vote for any nominee you specify. With respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2020 and the approval, on an advisory basis, of the compensation of our named executive officers, you may vote "For" or "Against" or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the Internet. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

•	In Person. To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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By Mail. To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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By Telephone. To vote over the telephone from a location in the United States, Canada or Puerto Rico, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on December 11, 2019 to be counted.

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Via the Internet. To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice of Internet Availability of Proxy Materials. Your vote must be received by 11:59 p.m. Eastern time on December 11, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
    If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
    We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter, you have one vote for each share of common stock you own as of the record date.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the board of directors recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have engaged Alliance Advisors, L.L.C. on an advisory basis and they may help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Alliance Advisors, L.L.C. a fee of $8,500 for their services, plus expenses.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
    If you receive more than one Notice of Internet Availability of Proxy Materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
    Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at Aspen Technology, Inc. at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
How are votes counted?
    Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

•	with respect to each director nominee in Proposal One, "For" and "Withhold" votes, abstentions and broker non-votes;

•	with respect to Proposal Two, "For" and "Against" votes and abstentions;

•	with respect to Proposal Three, "For" and "Against" votes, abstentions and broker non-votes.
    Abstentions and votes to "Withhold" are counted as present when determining a quorum, but will not count as votes cast and will have no effect on any of the proposals presented to the stockholders herein. Broker non-votes are counted as present when determining a quorum but will not count as votes cast with respect to Proposals One and Three and as such will have no effect on the outcome of those proposals. Brokers are entitled to vote for the ratification of the appointment of auditors and therefore broker non-votes will not exist as to Proposal Two.
What are "broker non-votes"?
    Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters.
Which ballot measures are considered "routine" or "non-routine"?
        The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2020 (Proposal Two) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two.

The other two Proposals on the ballot are each considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, so unless the beneficial owner gives the broker or nominee specific instructions regarding the owner's vote on each proposal, there may be broker non-votes on Proposals One and Three.
How many votes are needed to approve the proposals?

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For Proposal One, which relates to the election of directors, each of the two nominees who receives "For" votes constituting a plurality of the votes cast (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Votes to "Withhold" and broker non-votes will have no effect on the outcome of the vote, but any nominee for director in an uncontested election who receives more withheld votes than votes in favor must submit an offer of resignation. Please refer to “Director Nomination Process” for more information on this policy.

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Proposal Two, which relates to the ratification of KPMG as our independent registered accounting firm for fiscal 2020, must receive "For" votes constituting a majority of the votes cast by holders of shares that are present in person or represented by proxy and entitled to vote at the meeting. Votes to "Abstain" will not count as votes cast and will have no effect on the outcome of this vote. Because Proposal Two is considered a "routine" matter, brokers are entitled to vote on Proposal Two and broker non-votes will not exist.

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Proposal Three, which relates to the approval, on an advisory basis, of the compensation of our named executive officers, must receive "For" votes constituting a majority of the votes cast by holders of shares that are present in person or represented by proxy and entitled to vote at the meeting. Abstentions will not count as votes cast and will have no effect on the vote. Because this proposal is considered "non-routine," brokers will not have discretionary authority to votes shares on this proposal without direction from the beneficial owner, and broker non-votes will have no effect on the vote.

What is the quorum requirement?
    A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of common stock as of the record date are present at the annual meeting in person or represented by proxy. On the record date, there were 68,248,148 shares outstanding and entitled to vote. Thus, the holders of 34,124,075 shares must be present in person or represented by proxy at the annual meeting to have a quorum.
    Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the annual meeting. Abstentions, broker non-votes and votes to "Withhold" count as present when determining a quorum. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the annual meeting to another date.
When are stockholder proposals due for next year's annual meeting?
    If a stockholder wishes to have a proposal considered for inclusion in our Proxy Statement and proxy card in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at the 2020 Annual Meeting of Stockholders, the proposal must be received in writing by July 1, 2020 by our Secretary at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730.
    Additionally, if a stockholder wishes to propose a director nominee or item of of business before the 2020 Annual Meeting, the stockholder must give timely written notice to our Secretary at the address noted above. To be timely, a stockholder's notice must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder to be timely must be delivered not less than ninety days nor more than 120 days prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by us.
In addition to the timing requirements set forth above, our by-laws set forth the procedures a stockholder must follow in order to nominate a director for election or to present any other proposal at an annual meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials..
How can I find out the results of the voting at the annual meeting?
    Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K on or before December 18, 2019. If final voting results are not available to us in time to file a Form 8-K by that date, we intend to file a Form 8-K to publish preliminary results and, within four business days of the final results, amend the Form 8-K to publish the final results.

PROPOSAL ONE. ELECTION OF DIRECTORS
    Our by-laws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms and until successors are elected and qualified. In addition, our by-laws specify that the board has the authority to fix the number of directors. The number of directors currently is fixed at eight. There are two nominees for director at this annual meeting: Donald P. Casey and Robert M. Whelan, Jr. If elected, each would serve as a Class II director for a three-year term beginning at the annual meeting and ending at our 2022 Annual Meeting of Stockholders.
    The three director classes currently are comprised as follows:

•	Gary E. Haroian, Antonio J. Pietri and R. Halsey Wise are Class I directors, and their terms will end at our 2021 Annual Meeting of Stockholders;

•	Donald P. Casey and Robert M. Whelan, Jr. are Class II directors, and their terms will end at our 2019 Annual Meeting of Stockholders; and

•	Georgia Keresty, Joan C. McArdle and Simon J. Orebi Gann are Class III directors, and their terms will end at our 2020 Annual Meeting of Stockholders.
    Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified, or his or her earlier resignation, death or removal.
    If elected at the annual meeting, each of the nominees would serve until the 2022 Annual Meeting and until a successor is elected and qualified, or until the earlier death, resignation or removal of the nominee. If a nominee is unable or unwilling to serve, proxies will be voted for such substitute nominee or nominees as the board may determine. We are not aware of any reason that any of the nominees will be unable or unwilling to serve.
    Our nominating and corporate governance committee is responsible for identifying and recommending director candidates to the board of directors. Our board of directors is responsible for nominating members for election to the board. In order to ensure that the board of directors has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance, the board of directors (or the nominating and corporate governance committee on behalf of the board of directors) considers diversity, age, skills, and other factors deemed appropriate given the current needs of the board of directors and our company.
    Directors are elected by a plurality of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Votes to "Withhold" and broker non-votes will have no effect on the outcome of the vote.
    Brief biographies of the nominees are contained on page 32 of this Proxy Statement and include information, as of October 15, 2019, regarding the specific and particular experience, qualifications, attributes and skills of each nominee for director that led the nominating and corporate governance committee to believe that such nominee should continue to serve on the board. In addition, following the biographies of the nominees are the biographies of directors not currently up for re-election containing information as to why the committee believes that such director should continue serving on the board.
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
EACH OF DONALD P. CASEY AND ROBERT M. WHELAN, JR.

PROPOSAL TWO. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has appointed KPMG LLP as our independent registered public accounting firm for fiscal 2020 and has further directed that management submit the appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since its appointment on March 12, 2008 to audit our consolidated financial statements of our fiscal year 2008. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our by-laws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the audit committee is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our best interests and that of our stockholders.

The affirmative vote of the holders of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP. Votes to "Abstain" will not count as votes cast and will have no effect on the outcome of this vote. Because this proposal is considered a "routine" matter, brokers are entitled to vote for the ratification of the appointment of auditors. As a result, broker non-votes are not expected to exist as to the ratification of the appointment of our independent registered accounting firm.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL TWO.

PROPOSAL THREE. ADVISORY VOTE ON EXECUTIVE COMPENSATION
    In accordance with SEC rules, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We are required to provide an advisory vote on executive compensation pursuant to Section 14A of the Securities and Exchange Act. This Proposal Three, commonly known as a "say on pay" proposal, gives our stockholders the opportunity to express their views on our executive compensation programs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We currently hold this vote annually.
    The compensation of our named executive officers is disclosed in the section entitled "Executive Compensation" below, including the tabular and narrative disclosures set forth in such section under the headings "Executive Compensation Tables" and "Compensation Discussion and Analysis." As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders' interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.
    We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote "FOR" the following resolution:
"RESOLVED, that the stockholders approve the compensation of the "named executive officers" of Aspen Technology, Inc., as disclosed in the section entitled "Executive Compensation" in the Proxy Statement for the Aspen Technology, Inc. 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission."
    The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

Because the vote is advisory, it will not be binding on us or the board of directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, the board and its compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL THREE.

EXECUTIVE OFFICERS
    You should refer to "Information Regarding the Board of Directors and Corporate Governance - Directors - Directors Continuing in Office Until Our 2021 Annual Meeting" later in this proxy statement for information about our President and Chief Executive Officer, Antonio J. Pietri. Biographical information for our other executive officers as of October 15, 2019, follows.
    Gary M. Weiss has served as our Chief Operating Officer since August 6, 2018. Mr. Weiss served in senior management roles at OpenText Corporation, an enterprise information management software provider, from July 2012 until July 2018, including serving as Senior Vice President and General Manager, Discovery, Analytics and OEM Business from May 2016 to July 2018, Senior Vice President, Cloud Services from September 2014 to May 2016 and Senior Vice President of Information Exchange from July 2012 to September 2014. From 2003 to 2011 he held various executive-level positions at CA, Inc. (formerly Computer Associates International, Inc.), including Senior Vice President of Sales for the Security Business, Senior Vice President, Business Development and Alliances, and member of Senior Leadership team. From 2001 to 2003 he led North American Sales, Channel, and Technology Services at e-Security, and from 1993 to 2001 he was a sales executive at Security Dynamics (subsequently RSA Security). He holds a B.A. from Tulane University. Mr. Weiss is 52 years old.
Karl E. Johnsen has served as our Senior Vice President and Chief Financial Officer since October 1, 2015, after serving as our Vice President, Corporate Controller since November 2013. From October 2012 to August 2013, Mr. Johnsen was vice president, chief accounting officer for Avid Technology, Inc., a provider of digital media content-creation products and solutions for audio, film, video and broadcast professionals. Prior to October 2012, Mr. Johnsen held Finance leadership roles at public and private technology and software companies including FusionStorm Global Inc., a provider of diversified information technology services, and GlassHouse Technologies, Inc., a provider of data center consulting, technology integration and managed services. Mr. Johnsen is a Certified Public Accountant and holds a B.S. in Accountancy from Bentley University and an M.B.A. from Babson College. Mr. Johnsen is 51 years old.
    Frederic G. Hammond has served as our Senior Vice President, General Counsel and Secretary since July 2005. From February to June 2005, Mr. Hammond was a partner at a Boston law firm. From 1999 to 2004, Mr. Hammond served as vice president, business affairs and general counsel of Gomez Advisors, Inc., an Internet performance management and benchmarking technology services firm. From 1992 to 1999, Mr. Hammond served as general counsel of Avid Technology, Inc., a provider of digital media content-creation products and solutions for audio, film, video and broadcast professionals. Prior to 1992, Mr. Hammond was an attorney with the law firm of Ropes & Gray LLP in Boston, Massachusetts. He holds a B.A. from Yale College and a J.D. from Boston College Law School. Mr. Hammond is 59 years old.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
    We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is helpful to understand our executive compensation policies and decisions as they relate to the compensation for fiscal 2019 of our chief executive officer and other executive officers included in the Summary Compensation Table on page 23. The chief executive officer and these other executive officers are referred to in this proxy statement as our "named executive officers." Our objectives and the philosophy of our executive compensation program are described below at page 12, after the Executive Summary immediately below. We also describe actions regarding compensation taken before and after fiscal 2019 when it enhances the understanding of our executive compensation program.
Executive Summary
    The compensation committee believes that our executive compensation program is responsibly aligned with the best interests of our stockholders, and is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies. Our program correlates to long-term stockholder value in that it encourages our named executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, but does not encourage our employees to assume unnecessary or excessive risks. We use executive compensation to drive continued improvement in corporate operating and financial performance, and to reward our executives for contributing to that performance.
We use a mix of compensation elements in our program, including:

•	base salary;

•	annual variable cash incentive bonuses;

•	long-term equity incentives in the form of stock options and RSUs;

•	severance and change in control benefits; and

•	benefits offered to all of our employees.
    The highlights of our company performance for fiscal 2019 that were directly linked to executive compensation decisions the compensation committee made in fiscal 2019 include achievement of the targets established by the board of directors for the two key metrics in our 2019 annual cash incentive plan.

•	Growth in annual spend of 10.6% compared to our target of 9%

•	Free cash flow of $236.8 million, compared to our target of $230 million

The highlights of our executive compensation program for fiscal 2019 include:

•
Our executive compensation is heavily weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. In fiscal 2019, an average of approximately 81.62% of the compensation of our named executive officers (excluding Mr. Pietri, our chief executive officer), and 91.89% of Mr. Pietri’s compensation, was at-risk compensation in the form of variable cash compensation and equity awards. The actual economic value of our named executive officers’ equity awards will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options.

•	To provide long-term incentives and ensure that our executives maintain a long-term view of stockholder value, equity awards generally vest over four years.

•	We require our executives to maintain specified levels of ownership of our stock to ensure that our executives' interests are effectively linked to those of our stockholders.

•	In line with our pay-for-performance philosophy, we do not offer multi-year guarantees for salary increases or non-performance-based guaranteed bonuses or equity compensation.

•
We do not provide our executives benefits under a supplemental executive retirement plan, or perquisites such as access to personal security, private aircraft, automobiles, financial planning advice, or club memberships.

•
Our policies prohibit hedging by an executive, or engaging in speculative transactions with respect to our stock, including by engaging in short sales; pledging our company's securities in margin accounts; or engaging in transactions in put or call options, prepaid variable forward contracts, equity swaps, collars, exchange funds or other financial instruments designed to hedge or offset any decrease in the market value of our equity securities.

•
Our executive retention agreements contain "double triggers" requiring termination of service other than for cause or resignation for good reason in connection with a change in control to trigger benefits. Those agreements do not provide for tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any payments are considered "parachute payments" under the Internal Revenue Code.

In setting executive compensation for fiscal 2019, the compensation committee and board of directors decided to use growth in annual spend and free cash flow as key metrics to assess our performance. Comparing annual spend for different dates can provide insight into the growth and retention rates of our business. Since annual spend is an estimate of the annualized value of our portfolio of term license arrangements as of a specific date, it provides insight into the growth component of license bookings during a fiscal period. Using this corporate performance objective that directly reflected our financial condition and results of operations was consistent with our pay for performance philosophy that we believe aligns with the best interest of our stockholders. Free cash flow is a useful measure to investors because it permits them to view our performance using tools that management uses to gauge progress in achieving our goals, and is an indication of cash flow that may be available to fund future investments. Under our variable cash bonus plan for fiscal 2019, each eligible executive's bonus was based solely on achievement of the corporate performance metrics (growth in annual spend and free cash flow), consistent with our philosophy to link executive compensation to corporate performance. However, the chief executive officer (in the case of his direct reports) and the compensation committee (in the case of the chief executive officer) may reduce any award by up to 10 percent in his or its discretion. The plan did not contain individual performance metrics.
Stockholder Engagement
We filed our 2018 Proxy Statement in October 2018. On November 15, 2018 Institutional Shareholder Services Inc. (ISS) recommended that stockholders vote against our “Say on Pay” resolution. The reason for the ISS recommendation was the inclusion of a provision in our executive retention agreement with Gary Weiss, our Chief Operating Officer, that allows him to resign for “Good Reason” (and therefore be entitled to specified benefits) if our company is acquired and the acquirer fails to agree to be bound by the terms of the retention agreement. The recommendation surprised us in that:

•
The cited provision has been in our form of executive retention agreement since 2006. Every executive officer who has joined us since 2006 has had this provision included in his retention agreement. Yet ISS never raised this provision as a concern and had always recommended a positive “Say on Pay” vote prior to 2018.

•	The cited provision appears in the majority of retention agreements utilized by the companies in both our and ISS selected peer groups.

•
The cited provision appears in these agreements because it is consistent with the underlying rationale for the retention agreements: to avoid uncertainty, distractions and departures in a change in control situation by protecting executives against significant adverse changes in their material compensation and benefit plans for a limited period after a change in control.

We wrote a letter to our stockholders on November 26, 2018 to advise them of our perspective on the issue raised by ISS. Between November 26 and December 7, 2018, the date of our 2018 annual meeting, we contacted over 20 of our largest stockholders to discuss the letter, and nine of these stockholders engaged with us either in writing or in a meeting including one or more of our Chief Executive Officer, Chief Financial Officer and General Counsel concerning the ISS recommendation. At our annual meeting on December 7, 2018, approximately 68% of the votes cast supported the “say on pay” resolution. While this vote was advisory only, the compensation committee noted that this level of support was substantially less than the 98% positive votes recorded at each of our six previous annual stockholder meetings.

On December 20, 2018 ISS issued a “FAQ” document stating that the provision of the type included in our retention agreement “will no longer trigger the problematic pay practices policy.” In our view, this statement by ISS validated our view that the clause in question is appropriate, consistent with the law of mergers and acquisitions, in the best interests of our stockholders, and not a problematic pay practice. Subsequent to the annual meeting and throughout the first half of 2019, one or more of our Chief Executive Officer, Chief Financial Officer and Compensation Committee Chair continued to discuss this issue in meetings with some of our stockholders. The stockholders that engaged with us in many cases communicated their support for our company, and some confirmed that they voted against our “Say on Pay” resolution because of their internal policy to follow the recommendation of ISS. In addition, the compensation committee, in consultation with the full board of directors, determined to conduct additional stockholder outreach, and in May 2019 our Compensation Committee Chair wrote a letter to our 44 largest stockholders, representing approximately 81% of our outstanding shares, inviting further dialog on the issue originally raised by ISS in November 2018. None of these stockholders indicated a desire to engage with us concerning this issue. Overall, since the issue was raised by ISS in November, we engaged with 20 of our largest stockholders, representing approximately 35% of our outstanding shares after having reached out directly to stockholders representing more than 80% of our outstanding shares.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation philosophy for our executive officers is based on a desire to ensure sustained financial and operating performance, and to reward and retain talent that we believe is critical to our ongoing success. We believe that the compensation of our executive officers should align their interests with those of our stockholders and focus behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies.

The primary objectives of our executive compensation program are as follows:

•	attract and retain talented and experienced executives in the highly competitive technology and software industries;

•
reward and retain executives whose knowledge, skills and performance are critical to our continued success, and simultaneously align their interests with those of our stockholders by motivating them to increase stockholder value;

•
balance retention compensation with pay-for-performance compensation by ensuring that a significant portion of total compensation is determined by financial operating results and the creation of stockholder value; and

•	motivate our executives to manage our business to meet short-term and long-term objectives and reward them appropriately for meeting or exceeding them.
Components of Our Executive Compensation Program
    To achieve these objectives, we use a mix of compensation elements, including:

•	base salary;

•	annual variable cash incentive bonuses;

•	long-term equity incentives in the form of stock options and RSUs;

•	severance and change in control benefits; and

•	benefits offered to all of our employees.
    In determining the amount and form of these compensation elements, we may consider a number of factors, including the following:

•
compensation levels paid by companies in our peer group, with a particular focus on target levels for total compensation based on total compensation targets of similarly situated officers employed by the peer companies, as we believe this approach helps us to hire and retain the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•
corporate performance, particularly as reflected in achievement of key corporate strategic, financial and operational goals such as growth and penetration of customer base and financial and operational performance, as we believe this encourages our named executive officers to focus on achieving our business objectives;

•	the need to motivate executives to address particular business challenges unique to a particular year;

•
broader economic conditions, in order to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and

•
individual negotiations with named executive officers, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at prior employers—or may be declining significant compensation opportunities at other potential employers—in order to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of seamless transitions.

    While the compensation committee does not have a formal policy for determining the allocation between cash and non-cash compensation, or short-term and long-term compensation, historically the compensation committee has allocated the majority of executives' total target compensation to equity compensation, aligning their interests with those of our stockholders. In fiscal 2019, equity compensation represented 81.1% of our chief executive officer's compensation and 67.5% of the compensation of our other named executive officers.

Determining Executive Compensation

Role of the Compensation Committee

The compensation committee of the board of directors oversees our executive compensation program. In this role, the compensation committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to our executives and non-employee directors, including the administration of our equity and employee benefit plans. As part of this responsibility, the compensation committee reviews and approves the compensation structure for our named executive officers (or in the case of the chief executive officer, recommends the compensation structure for approval by a majority of the independent directors). The board is responsible for establishing corporate objectives and targets for purposes of variable cash compensation. For fiscal 2019, the board established corporate targets for growth in annual spend and free cash flow.

The compensation committee historically has, at its discretion, presented to the board information regarding executive compensation matters for all executives. Compensation matters for all executives other than the chief executive officer are approved by the compensation committee and presented to the board for informational purposes. The compensation committee presents to the board its recommendations on compensation matters for the chief executive officer, including base salary and target bonus levels, for approval by the independent directors. In fiscal 2019, the board approved the compensation committee's recommendations as presented.

As part of its deliberations, the compensation committee considers current compensation levels, industry and peer company benchmark data, recommendations from the company's human resources, accounting and finance and legal departments, and the recommendations of our chief executive officer with respect to the other executives. The compensation committee also reviews materials and advice provided by an independent compensation consultant, Willis Towers Watson, and by legal counsel, K&L Gates LLP, in the committee's deliberations on the amount, form and other aspects of executive compensation. The compensation committee reviewed the independence of Willis Towers Watson and K&L Gates LLP pursuant to the SEC rules, and concluded that no conflict of interest existed that would affect either firm’s independence.

Role of Management

For named executive officers other than our chief executive officer, the compensation committee solicits and considers the performance evaluations and compensation recommendations submitted to the compensation committee by the chief executive officer. In the case of the chief executive officer, the board of directors (other than the chief executive officer) evaluates his performance and determines his compensation. Antonio J. Pietri, our chief executive officer and a member of our board, participated in the meetings of the compensation committee relating to the amount of the fiscal 2019 compensation arrangements for each of the named executive officers, other than for Mr. Pietri.

    Our human resources, accounting and finance, and legal departments work with our chief executive officer to design and develop compensation programs that are applicable to named executive officers and other senior executives and that the chief executive officer recommends to the compensation committee. These departments also work with the chief executive officer to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer group data summaries, to prepare other compensation committee briefing materials, and ultimately to implement the decisions of the board and its compensation committee.
Compensation Benchmarking
    In accordance with our executive compensation philosophy described above, the compensation committee reviews relevant market and industry practices on executive compensation to balance our need to compete for talent with our need to maintain a reasonable and responsible cost structure, as well as with the goal of aligning the interests of the named executive officers with those of our stockholders. In making compensation decisions, the compensation committee reviewed publicly available information on practices and programs and compensation levels of members of a peer group selected by the compensation committee. The composition of the peer group is reviewed and updated by the compensation committee annually, based in part on the recommendations of its independent compensation consultant, as well as the recommendations of our chief executive officer.
    In general, the compensation committee sets base salary and total compensation at or near the median of our peer group. A number of other factors, such as economic conditions, individual performance assessment, and individual negotiations, may play an important role (or no role) with respect to the cash or equity compensation offered to any named executive officer in a given year. In addition to peer group analysis, the compensation committee also reviews global industry survey data to confirm the reasonableness of proposed compensation levels. The compensation committee believes this general approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure.
Peer Group
    In the first calendar quarter of 2019, in consultation with our independent compensation consultant, Willis Towers Watson, the compensation committee discussed and confirmed the following criteria for selecting peer group companies:

•
Publicly traded, U.S.-based enterprise software companies. Public disclosures by U.S. companies provide detailed compensation information that enables us to evaluate compensation for our named executive officers.

•
Companies within a specific revenue range of our revenue. For comparison purposes, we use a peer company’s latest fiscal year revenue and our forecasted revenue for the current fiscal year. This analysis is done in January and February, so we use peer company revenue for fiscal years ending on or before December 31 of the previous calendar year.

•
Revenue ranging from 75% to 250% of our revenue. We had previously used a lower bound of 50% of our revenue. We increased the lower bound to account for our strong profitability and attendant market capitalization. We had previously used an upper bound of 300% of our revenue; we decided that 250% better reflected compensation trends in our industry.

•	Market capitalization of at least 20% of our market capitalization.

•	Massachusetts based software companies with whom we compete for executive talent.
Our goal is to maintain a peer group of between 15 and 20 companies and, when possible, keep it unchanged from year to year. A consistent group of companies allows us to better understand and analyze compensation trends in our industry. However, changes do occur. A peer company’s revenue and/or market capitalization may fall substantially outside our selected ranges. Also, companies may be, or be in the process of being, acquired or taken private and no longer provide the compensation information that we require for our analyses. If changes in financials or status cause the size of our group to fall below 15 companies, we add companies that:

•	Meet the criteria stated above.

•	Identify us as a peer company or have been suggested as peers by shareholder advisory services.

•	Have a market capitalization as close as possible to our market capitalization

For fiscal 2020, the 16 companies included in the peer group were:

ACI Worldwide, Inc.
ANSYS, Inc.
Bottomline Technologies (de), Inc.
Commvault Systems, Inc.
Cornerstone OnDemand, Inc. *
Fair Isaac Corporation
Guidewire Software, Inc.
Manhattan Associates, Inc.
MicroStrategy Incorporated
Paycom Software, Inc. *
Paylocity Holding Corporation*
Progress Software Corporation
PTC Inc.
RealPage, Inc.*
RingCentral, Inc.*
Verisign, Inc.

* Indicates companies that were added to the fiscal 2019 peer group.

Three of the companies in the fiscal 2019 peer group were dropped because their latest fiscal year revenue exceeded our revenue range. Two were dropped because their market capitalization was substantially outside our selected range. Finally, three companies were dropped because they were no longer publicly traded.

At the time the compensation committee reviewed peer group data for purposes of fiscal 2020 compensation analysis, the peer group had annual revenue between $394 million and $1.29 billion and market capitalization between $1.37 billion and $23.2 billion. Our fiscal 2019 revenue was at the 43rd percentile of the peer group, cash flow from operations at the 68th percentile and market capitalization at the 56th percentile.

Reasons for Providing and Manner of Structuring the Key Compensation Elements

Base Salary

The compensation committee recognizes the importance of base salary as an element of compensation that helps to attract and retain our executives. We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty as a significant portion of their total compensation is "at risk" and dependent upon the achievement of financial goals. Base salary is used to recognize the performance, skills, knowledge, experience and responsibilities required of all our employees, including our named executive officers. We target base salary levels at or near the 50th percentile of our peer group.

Historically, the compensation committee has reviewed the annual salaries for each of our named executive officers on an annual basis, considering whether existing base salary levels continue to be at or near the 50th percentile for our peer group and other global industry survey data. In addition to considering the peer group and other global industry survey data, the compensation committee may also, but does not always, consider other factors, including the experience, tenure and performance of a named executive officer, the scope of the such officer's responsibility, the salary level negotiated by such officer in any existing employment agreement, broader economic conditions, our financial health, and the extent to which the compensation committee is generally satisfied with such officer's past performance and expected future contributions. For fiscal 2019, the compensation committee initially consulted the peer group and other global industry data, as well as an analysis developed by the committee's independent compensation consultant, Willis Towers Watson, and then made an independent determination of base salary for each named executive officer. The base salaries thus established are set forth in the table below.

Named Executive Officer	Fiscal 2018 Base Salary ($)	Fiscal 2019 Base Salary ($)(1)	Percentage Increase (%)
Antonio J. Pietri	600,000	600,000	—%
Karl E. Johnsen	365,000	380,000	4.1%
Frederic G. Hammond	360,000	370,750	3.0%

(1) When determining fiscal 2019 base salaries, the compensation committee considered peer group data in accordance with the committee's general philosophy to target base salary levels at or near the 50th percentile of our peer group. The compensation committee also considered other relevant data such as experience, tenure and performance.

Variable Cash Compensation

In addition to base salary, named executive officers are eligible to earn additional cash compensation through annual variable cash bonuses. These are intended to motivate executives to work at the highest levels of their individual abilities and to achieve company-wide operating and strategic objectives. The compensation committee recognizes the important role that variable cash compensation plays in attracting and retaining executives and therefore generally seeks to set target levels for variable bonuses (that is, payouts for target performance achievement) so that target cash bonus is at or near the median of target cash bonus compensation of similarly situated executives in our peer group.
The compensation committee generally starts the process of determining the target bonus levels by which performance will be measured under the bonus programs for executives (other than the chief executive officer, whose target bonus level is set by the board of directors), in the last quarter before the start of the applicable fiscal year. Typically, in the fourth quarter of each fiscal year, the compensation committee considers the target bonus percentages for the next fiscal year for executives (other than the chief executive officer). As part of this analysis, the compensation committee considers the likely bonus payouts for the ongoing fiscal year for executives (other than the chief executive officer) and reviews its preliminary analysis with the chief executive officer, in connection with their consideration of expected financial results for the prior year, budgets for the applicable year and the economic forecast for the applicable year. The compensation committee also considers peer group company data provided or confirmed by an independent compensation consultant. The chief executive officer then makes a recommendation to the compensation committee as to the target bonuses that the other executives should be eligible to earn for the applicable year, and the compensation committee reviews those recommendations. Generally, in the first quarter of a fiscal year, after financial results for the prior year have become available, the compensation committee reviews and finalizes its earlier discussions regarding the structure and elements of compensation for the new fiscal year. Among other things, the board approves the corporate performance goals for the year.

In addition to awards based on the performance metrics established in the applicable incentive bonus plan, the compensation committee may make discretionary awards under the plan to eligible employees in such amounts as the committee determines are appropriate and in our best interests. If an executive’s employment terminates prior to the end of the performance period, eligibility for any payment will be subject to the retention agreement then in effect between us and the executive as described in the discussion of the employee retention agreements below in "—Employment and Change in Control Agreements."

The process of establishing variable cash compensation for fiscal 2019 was completed in the first quarter of fiscal 2019. In addition to considering our corporate performance goals, the compensation committee performed a detailed analysis for each named executive officer against the peer group and other global industry data. On July 26, 2018, we approved the form of the Executive Bonus Plan for fiscal 2019, or the 2019 Executive Plan, a cash incentive bonus plan for our executives for fiscal 2019. The participants in the 2019 Executive Plan include Antonio J. Pietri, our President and Chief Executive Officer, and certain other members of our senior management, including each of our other named executive officers for fiscal 2019: Gary M. Weiss, our Chief Operating Officer; Karl E. Johnsen, our Senior Vice President and Chief Financial Officer, and Frederic G. Hammond, our Senior Vice President and General Counsel.
2019 Executive Plan
Any amounts earned under the 2019 Executive Plan were payable in cash and directly tied to achievement of corporate financial targets. Amounts payable under the 2019 Executive Plan are based and weighted as follows:

•	60% of the overall bonus was based on achievement of our growth in annual spend target; and

•	40% of the overall bonus was based on achievement of our free cash flow target.
Growth in annual spend and free cash flow were selected as the primary corporate performance goals for fiscal 2019. Growth in annual spend was determined to be a useful metric for analyzing our business performance because comparing annual spend for different dates can provide insight into the growth and retention rates of our business. Since annual spend represents the estimated annualized billings associated with our active term license agreements, it provides insight into the future value of subscription and software revenue. Free cash flow is a useful measure to investors because it permits them to view our performance using tools that management uses to gauge progress in achieving our goals, and is an indication of cash flow that may be available to fund future investments.
The 2019 Executive Plan goals incorporated targets approved by the board as part of our fiscal 2019 operating plan. In order for any bonus to be payable to any executive for achievement of any metric, achievement of at least 70% of the applicable target metric was necessary. Each metric was measured independently. Achievement of above-target performance does not increase the bonus amount, i.e., the maximum bonus award is 100% of the target. The board generally sets the target performance level for the corporate financial objectives at a level that would only be achieved if we continued to substantially improve on our past levels of performance, and if our executives performed at very high levels. As a result, the board believed that 2019 Executive Plan growth in annual spend and free cash flow targets would be difficult to reach but would be attainable with significant effort, while not entailing taking unnecessary or excessive risks.
    In fiscal 2019, performance was evaluated at mid-year and at year-end, and each named executive officer was eligible to earn a bonus of up to 25% of his annual bonus target at mid-year and 75% at year-end under the 2019 Executive Plan. If less than 25% of the target bonus was earned at mid-year, the unrealized difference (up to the 25% mid-year potential) could be made up at year-end based on annual achievement against annual goals. The mid-year evaluation was based on mid-year performance of corporate performance goals only, and payments could not exceed 25% of the annual bonus targets. We met each of our mid-year metrics and based on our performance during the first half of the year, the named executive officers received 25% of their respective annual target bonuses.
The year-end payment was based on total annual performance against the annual performance targets less any payment received at mid-year. Annual company performance goals and achievement of such goals were as follows for fiscal 2019.

Plan Metric	Financial Target ($)	Actual Results ($)
Growth in annual spend	9.0%	10.6%
Free cash flow	230.0 million	236.8 million

As we achieved our growth in annual spend and free cash flow targets, bonuses were paid as shown in the following table.

Named Executive Officer	Fiscal 2019 Annual Target Cash Payment ($)	Total Bonus Received for Fiscal 2019 ($)
Antonio J. Pietri	800,000	721,990
Karl E. Johnsen	325,000	323,603
Frederic G. Hammond	267,750	260,820
Gary M. Weiss	425,000	232,834

Equity Compensation
    We provide a portion of our executive compensation in the form of stock options and RSUs that vest over time. We believe that this helps to retain our executives and aligns their interests with those of our stockholders by allowing the executives to participate in our longer-term success through stock price appreciation. In addition, for fiscal 2019 we established a performance-based equity program described in "Special Performance-Based Long-Term Incentive Grants" below.
    Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants help to align the interests of our executives and our stockholders, provide our executives with a strong link to our long-term performance and also create an ownership culture. Our equity awards typically take the form of stock options and RSUs. Stock options typically require significant growth in stockholder value to generate long-term value to our executives which is in line with our performance-oriented culture. In addition, the vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to an executive to remain in our employ during the vesting period. RSUs have intrinsic value which is important in retaining our executive talent. The compensation committee carefully considers the mix of equity instruments when determining annual equity awards to ensure that the executive's total compensation conforms to our overall philosophy and objectives.
    In determining the size and mix of equity grants to our executives, the compensation committee considers comparative equity grants received by executives in our peer group and in the global industry survey data generally at the 50th percentile, and also considers the individual executive's performance, contributions and level of responsibility, and the executive's ability to significantly influence our growth and profitability. In addition, the compensation committee takes into account our company-level performance and the recommendations of the chief executive officer other than for himself.
    Our equity awards typically have taken the form of stock options and RSUs. We generally make an initial equity award of stock options and/or RSUs to new executives and an annual equity program grant in the first quarter of each fiscal year as part of our overall compensation program. All grants of options and RSUs to our executives are approved by the compensation committee. Equity awards for our chief executive officer are determined by the compensation committee and then recommended to the board of directors for approval.
    The exercise price of all stock option grants is the fair market value, which is set at the closing price of our common stock on the day next preceding the date of grant. Typically, the equity awards we grant to our executives vest pro rata over the first sixteen quarters of a ten-year option term. Unvested awards are forfeited upon termination of employment, except in the case of death or disability. Exercise rights typically cease 90 days after termination of employment, except in the case of death or disability. Prior to the exercise of an option, or vesting of an RSU, the holder has no rights as a stockholder with respect to the shares subject to such equity awards, including voting rights and the right to receive dividends or dividend equivalents.
     Following the closing of fiscal 2019, the compensation committee approved annual equity grants for our named executive officers other than the chief executive officer, and made a recommendation to the independent members of the board with respect to a grant to the chief executive officer. The compensation committee's grant approvals and recommendation were made after consideration and discussion about each individual's prior year performance, company performance for the year in question, and a review of peer group and global industry survey data. The compensation committee considered each of these parameters for each of our named executive officers and determined both the size of the equity awards and equity mix (the relative balance of options and RSUs).
Special Performance-Based Long-Term Incentive Grants
The fiscal 2016 through fiscal 2018 period saw annual spend growth of 5.3% in fiscal 2016, 4.1% in fiscal 2017 and 6.4% in fiscal 2018. Although the board of directors and management were pleased with the results in light of the macroeconomic environment during this period, annual spend growth was below that of recent previous fiscal years. This reduction from prior years reflected a decrease in business from our engineering and construction and upstream oil customers. We believe this decrease resulted from the downturn in oil prices and associated delay, reduction or in some cases cancellation of capital investments on the part of many of our oil and gas industry customers.
After multiple discussions, the board concluded that it would be in the best interests of our stockholders to incentivize our executive management team to accelerate our return to double digit growth in annual spend. The board focused on double-digit growth in annual spend for several reasons:

•	Our belief that annual spend is a key metric in measuring the growth of our business;

•	Double digit growth rates combined with our levels of free cash flow are characteristics of best-in-class software companies that drive long term stockholder value;

•	A return to double-digit growth, although difficult, would be feasible based on growth rates prior to the referenced downturn; and

•	The expectation that investments in our new Asset Performance Management business could contribute to a higher rate of growth.
The board also concluded that, while it was in the best interests of our stockholders to return to double digit growth in annual spend on a sustained basis, it was also important to ensure that we maintained our best-in-class free cash flow profile, another metric key to understanding long-term stockholder value creation.
The board therefore determined to establish a Performance-Based Long-Term Incentive (“LTI”) program that would reward the executive management team for achieving double-digit growth in annual spend and achieving corporate incentive plan goals within a two- to three-year time period. An additional objective of the program was to enhance the retention of the executive management team for such time period and beyond.
On September 4, 2018, we granted awards under the LTI program (“LTI awards”) to certain of our executives, including our named executive officers. The performance period for each LTI award is either of the following two-year periods: (i) fiscal year 2019 - fiscal year 2020, or (ii) fiscal year 2020 - fiscal year 2021. Participants receive RSUs on the grant date associated with achievement of all performance targets. The performance targets for the LTI awards are based on meeting double digit growth in annual spend, defined as an estimate of the annualized value of our portfolio of term license arrangements, as of a specific date, and the performance goals set out in the executive bonus plan for each fiscal year, such as free cash flow. If the performance targets are met during one of the two performance periods and the participant remains actively employed by us, the RSUs convert to time-based vesting wherein fifty percent of the awards immediately vest, and the remaining fifty percent are subject to additional service vesting over a three-year period. In general, if the performance targets are not met, or if the participant is no longer actively employed by us prior to the performance targets being met, the participant forfeits all of the RSUs.
The LTI awards granted in fiscal 2019 are in addition to other time-based equity grants and comprise a total of 382,373 RSUs. The potential rewards to each of our named executive officers are noted in the footnote to the Summary Compensation Table on page 23. As we met the requirements of double-digit growth in annual spend for fiscal 2019 as well as the requirements of the fiscal 2019 bonus plan, the RSUs will vest only if we achieve double-digit growth in annual spend in fiscal 2020 and meet the requirements of the fiscal 2020 bonus plan approved by the board, or if we are acquired in fiscal 2020, as described above.
Fiscal 2019 Equity Awards
    As set forth in the table below, we granted equity awards to Messrs. Pietri, Weiss, Johnsen and Hammond that vest in sixteen equal quarterly installments on the last business day of the quarter beginning on September 30, 2018. These awards were granted on September 4, 2018. The compensation committee considered the comparative data and individual performance factors described above when determining the value of each grant. The committee exercised its collective business judgment and experience in making these determinations, with the objective of recognizing each executive's level of responsibility and contributions during the past year, and retaining him and proving appropriate incentives for the future. The committee did not use an arithmetic scorecard in determining the appropriate value of each grant or each executive's performance, contribution or value to us, and instead developed a consensus based on committee discussions and interactions with the executive officers, including the chief executive officer. In determining the allocation of the awards between stock options and RSUs, the compensation committee considered the different goals intended to be achieved through these different types of awards as discussed above.

Fiscal 2019 Equity Awards
Named Executive Officer	Type of Equity Award	Number of Shares Subject to Award (#)
Antonio J. Pietri	Stock Options	48,158
	Restricted Stock Units	39,008
	Performance Stock Units (LTI)	173,371

Karl E. Johnsen	Stock Options	13,244
	Restricted Stock Units	10,727
	Performance Stock Units (LTI)	37,188

Frederic G. Hammond	Stock Options	7,224
	Restricted Stock Units	5,851
	Performance Stock Units (LTI)	15,604

Gary M. Weiss	Stock Options	16,053
	Restricted Stock Units	13,003
	Performance Stock Units (LTI)	60,680
Fiscal 2020 Compensation Actions
    The compensation committee took the following additional actions related to named executive officer compensation after the year ended June 30, 2019 through the date of this Proxy Statement.
Base Salary
    In July 2019, the compensation committee, and in the case of Mr. Pietri, the board of directors, established base salaries for fiscal 2020 of our named executive officers for fiscal 2019. In determining fiscal 2020 base salaries, the compensation committee considered data from our peer group. The base salaries thus established are set forth in the table below.

Named Executive Officer	Fiscal 2019 Base Salary ($)	Fiscal 2020 Base Salary ($)(1)	Percentage Increase (%)
Antonio J. Pietri	600,000	600,000	—%
Karl E. Johnsen	380,000	400,000	5.3%
Frederic G. Hammond	370,750	370,750	—%
Gary M. Weiss	425,000	425,000	—%

(1) When determining fiscal 2020 base salaries, the compensation committee considered peer group data in accordance with the committee's general philosophy to target base salary levels at or near the 50th percentile of our peer group. The compensation committee also considered other relevant data such as experience, tenure and performance.

2020 Executive Plan
    On July 25, 2019, we approved an Executive Bonus Plan FY20, or the 2020 Executive Plan, for each of our executive officers and certain other members of senior management. The purpose of these plans is to motivate and reward performance for the achievement of certain corporate objectives for fiscal 2020. Payments under each plan are based upon the achievement of certain corporate performance metrics established by the board. The annual targets under the 2020 Executive Plan for each of the named executive officers for fiscal 2019 are as follows.

Named Executive Officer	Fiscal 2020 Annual Target Cash Payment ($)
Antonio J. Pietri	800,000
Karl E. Johnsen	325,000
Frederic G. Hammond	267,750
Gary M. Weiss	425,000
Fiscal 2020 Performance Goals
    For fiscal 2020, we selected corporate objectives consisting of target amounts for growth in annual spend and free cash flow. These metrics were determined to be important to increasing the value of our common stock, therefore aligning the financial interests of executives with those of our stockholders.
Annual spend is an estimate of the annualized value of our portfolio of term license arrangements as of a specific date, and also includes the annualized value of standalone software maintenance and support agreements purchased in conjunction with term license arrangements. Comparing annual spend for different dates can provide insight into the growth and retention rates of our business, and since annual spend represents the estimated annualized billings associated with our active term license agreements, it provides insight into the future value of subscription and software revenue. Free cash flow is a useful measure to investors because it permits them to view our performance using tools that management uses to gauge progress in achieving our goals, and is an indication of cash flow that may be available to fund future investments.
The growth in annual spend performance metric is weighted at 60%, and the free cash flow metric is weighted at 40% for purposes of determining each eligible executive's bonus. In order for a bonus to be payable for achievement of any metric, we must achieve at least 70% of that metric. We believe this is an appropriate and effective way to link incentive compensation to corporate performance. For fiscal 2020 these plans do not contain individual performance metrics. Instead, each eligible executive's bonus is based solely on achievement of the corporate performance metrics, which is consistent with our philosophy to link executive compensation to corporate performance. In addition, the chief executive officer (in the case of his direct reports) and the compensation committee (in the case of the chief executive officer) may reduce any award otherwise payable hereunder by up to ten percent in his or its discretion.
    In fiscal 2020, performance against the metrics under each plan will be evaluated at mid-year and at year-end. There is the potential for a mid-year payment based on performance against mid-year targets, not to exceed 25% of the annual bonus target. If an executive's employment terminates prior to the end of the performance period, eligibility for any payment will be subject to the retention agreement then in effect between us and the executive. In addition to awards based on the performance metrics established under each plan, the compensation committee may make a discretionary award to the executive in such amount as the compensation committee determines to be appropriate and in our best interests.
Equity Awards
    The compensation committee approved its annual program grant for fiscal 2020 in August 2019. The awards issued in September 2019 to our fiscal 2019 named executive officers are as follows.

Named Executive Officer	Type of Equity Award	Number of Shares Subject to Award (#)
Antonio J. Pietri	Stock Options	44,756
	Restricted Stock Units	34,910

Karl E. Johnsen	Stock Options	14,077
	Restricted Stock Units	10,980

Frederic G. Hammond	Stock Options	7,219
	Restricted Stock Units	5,631
In considering such awards for fiscal 2020, the compensation committee reviewed peer group data in line with the committee's general approach to target equity compensation at or near the 50th percentile. The compensation committee also considered each individual's performance and level of contribution when determining the value of fiscal 2020 equity awards. The value of each equity award for fiscal 2020 was allocated 75% to RSUs and 25% to stock options.

Benefits and Other Compensation
    We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Our named executive officers are not entitled to benefits that are not otherwise available to all employees.
Stock Ownership Guidelines
    We maintain stock ownership guidelines requiring each of our named executive officers and non-employee directors to own our stock (including long shares as well as the net value of vested, unexercised stock options) with a value related to each individual's annual salary or cash retainer, as applicable. Under these guidelines, our chief executive officer is required to own stock with a value equal to at least three times his annual salary; each of our other named executive officers is required to hold stock with a value of at least one times his annual salary; and each of our non-employee directors is required to own stock with a value of at least three times the director's annual cash retainer. New named executive officers and directors have five years from the date that they become named executive officers or directors to reach the applicable ownership threshold. As of the record date, all of our named executive officers and directors satisfied the applicable ownership thresholds.
Severance and Change in Control Benefits
    Pursuant to the executive retention agreements we have entered into with each of our named executive officers and to the provisions of our option agreements, those executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. We have provided more detailed information about these benefits, along with estimates of value under various circumstances, in the table below under "—Employment and Change in Control Agreements."
    We believe these agreements assist in maintaining a competitive position in terms of attracting and retaining key executives. The agreements also support decision-making that is in the best interests of our stockholders, and enable our executives to focus on company priorities. We believe that our severance and change in control benefits are generally in line with prevalent peer practice with respect to severance packages offered to executives.
    Change in control benefits under our executive retention agreements are structured as "double trigger" benefits. In other words, the change in control, standing alone, does not trigger benefits; rather, benefits are paid only if the employment of the executive is also terminated during a specified period after the change in control and under the circumstances described below in "—Employment and Change in Control Agreements."
Tax and Accounting Considerations
    The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate. Section 162(m) of the Internal Revenue Code of 1986, or IRC, generally disallows a tax deduction to a publicly-traded company for certain compensation in excess of $1,000,000 paid in any taxable year to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met.
    The compensation committee periodically reviews the potential consequences of Section 162(m), and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax-deductible to us. The compensation committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Risk Analysis of Compensation Policies and Programs
    The compensation committee has reviewed the compensation policies as generally applicable to our employees, and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company. The design of the compensation policies and programs encourages employees to remain focused on both our short-and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, the equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking. In addition, we believe our stock ownership guidelines for our directors and named executive officers may mitigate against excessive and unnecessary risk-taking by requiring directors and named executive officers to hold a significant position in our stock during their period of service to the company.

Conclusion
    Through the compensation arrangements described above, a significant portion of each executive's compensation is contingent on our company-wide performance. Therefore, the realization of benefits by the executive is closely linked to our achievements and increases in stockholder value. We remain committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation in any particular time period. The compensation committee gives careful consideration to our executive compensation program, including each element of compensation for each executive. The compensation committee believes the executive compensation program is reasonable relative to the peer group. The compensation committee also believes that the compensation program gives each executive appropriate incentives, based on the executive's responsibilities, achievements and ability to contribute to our performance. Finally, the compensation committee believes that our compensation structure and practices encourage management to work for real innovation, business improvements and outstanding stockholder returns, without taking unnecessary or excessive risks.

EXECUTIVE COMPENSATION
Executive Compensation Tables
Summary Compensation Table for Fiscal 2019
    The following table contains information regarding compensation earned during the last three fiscal years by our named executive officers for fiscal 2019, who consist of Antonio J. Pietri, our President and Chief Executive Officer; Gary M. Weiss, our Chief Operating Officer; Karl E. Johnsen, our Senior Vice President and Chief Financial Officer; and Frederic G. Hammond, Senior Vice President, General Counsel and Secretary.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(4)

Antonio J. Pietri	2019	600,000	4,499,963	1,647,967	721,990	8,967	7,478,887
President and	2018	600,000	3,750,029	1,269,770	696,990	8,664	6,325,453
Chief Executive Officer	2017	600,000	3,526,378	1,272,524	672,000	8,443	6,079,345

Karl E. Johnsen	2019	380,000	1,237,467	453,210	323,603	8,380	2,402,660
Senior Vice President and	2018	365,000	974,999	330,134	323,603	7,146	2,000,882
Chief Financial Officer	2017	325,000	937,522	338,440	312,000	10,092	1,923,054

Frederic G. Hammond	2019	370,750	674,971	247,205	260,820	9,186	1,562,932
Senior Vice President,	2018	360,000	509,985	172,686	258,882	8,369	1,309,922
General Counsel and	2017	360,000	450,009	162,455	249,600	9,407	1,231,471
Secretary

Gary M. Weiss	2019	425,000	1,500,026	549,334	232,834	8,761	2,715,955
Chief Operating Officer

(1) Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock units, or RSUs, and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the RSUs and stock options, see note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2019, filed with the SEC on September 10, 2019, which identifies assumptions made in the valuation of option awards.

(2) Amounts shown consist of awards based on performance under our 2019 Executive Plan and equivalent predecessor plans for each respective fiscal year. For additional information regarding these awards in fiscal 2019 see ‘‘Compensation Discussion and Analysis—Variable Cash Compensation.’’

(3) Amounts shown include matching contributions under our 401(k) deferred savings retirement plan and the annual dollar value associated with life and death and disability insurance.

(4) Amounts shown do not include the LTI Awards discussed at "Compensation Discussion and Analysis-- Reasons for Providing and Manner of Structuring the Key Compensation Elements-- Special Performance-Based Long Term-Incentive Grants," which had a fair value of $33,090,000 as of their grant date. We concluded that, as of the grant date, the performance metrics related to the LTI Awards were not probable of achievement. If those performance metrics were assumed to be achieved at 100%, the grant date fair value of the LTI Awards would have been as follows for each of the named executive officers.

	Antonio J Pietri	$20,000,000
	Gary M Weiss	$7,000,000
	Karl E. Johnsen	$4,290,000
	Frederic G. Hammond	$1,800,000

The award to Mr. Weiss will not be achieved because of his planned resignation discussed at "Employment and Change in Control Agreements-- Adjusted Compensation."

Grants of Plan-Based Awards for Fiscal 2019
    The following table shows all plan-based awards granted to our named executive officers during fiscal 2019. The equity awards granted in fiscal 2019 identified in the table below are also reported in the table entitled "Outstanding Equity Awards at Fiscal Year-End." For additional information regarding the non-equity incentive plan awards, please refer to "Compensation Discussion and Analysis—Reasons for Providing and Manner of Structuring the Key Compensation Elements—Variable Cash Compensation."

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Stock Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Antonio J. Pietri	N/A	400,000	800,000	800,000
	9/4/2018				39,008			4,499,963
	9/4/2018					48,158	115.36	1,647,967

Karl E. Johnsen	N/A	162,500	325,000	325,000
	9/4/2018				10,727			1,237,467
	9/4/2018					13,244	115.36	453,210

Frederic G. Hammond	N/A	133,875	267,750	267,750
	9/4/2018				5,851			674,971
	9/4/2018					7,224	115.36	247,205

Gary M. Weiss	N/A	—	—	—
	9/4/2018				13,003			1,500,026
	9/4/2018					16,053	115.36	549,334

(1) Consists of performance-based cash incentive bonus awards under the 2019 Executive Plan. Actual amounts of awards are set forth in the summary compensation table above to the extent they have been determined and paid as of the date of filing of this Proxy Statement.

(2) Represents restricted stock units granted under the 2010 Stock Incentive Plan.

(3) Represents stock options granted under the 2010 Equity Incentive Plan.

(4) Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to RSUs and stock options granted to the named executive officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the RSUs and stock options, see note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2019, filed with the SEC on September 10, 2019, which identifies assumptions made in the valuation of option awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information as to unexercised options and stock awards held at the end of fiscal 2019 by the named executive officers.

Outstanding Equity Awards at Fiscal Year End

Last Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date (2)	Number of Shares or Units that have not Vested (#)	Market Value of shares or Units of stock that have not vested ($)(3)
Antonio J. Pietri	48,030 (4)	—	$43.44	7/31/2024	—	—
	70,433 (5)	—	$44.38	8/2/2025	—	—
	64,616	21,540 (7)	$45.46	8/31/2026	19,388 (7)	2,409,541
	35,288	35,924 (8)	$63.25	8/31/2027	29,648 (8)	3,684,653
	12,038	36,120 (9)	$115.36	9/3/2028	29,256 (9)	3,635,936

Karl E. Johnsen	620 (5)	—	$44.38	8/2/2025	—	—
	10,309	1,330 (6)	$37.91	9/30/2025	1,236 (6)	153,610
	8,592	5,730 (7)	$45.46	8/31/2026	5,156 (7)	640,788
	9,175	9,176 (8)	$63.25	8/31/2027	7,711 (8)	958,323
	3,308	9,936 (9)	$115.36	9/3/2028	8,047 (9)	1,000,081

Frederic G. Hammond	597 (5)	—	$44.38	8/2/2025	—	—
	688	2,752 (7)	$45.46	8/31/2026	2,476 (7)	307,717
	4,799	4,800 (8)	$63.25	8/31/2027	4,032 (8)	501,097
	1,804	5,420 (9)	$115.36	9/3/2028	4,391 (9)	545,713

Gary M. Weiss	4,012	12,041 (9)	$115.36	9/3/2028	9,755 (9)	1,212,351

(1) Each option has an exercise price equal to the fair market value of our common stock at the time of grant based on the market closing price of our stock on the trading day prior to the grant date.
(2) The expiration date of each option occurs ten years after the grant of such option.
(3) The closing price of our common stock on the NASDAQ Global Select Market on June 28, 2019 was $124.28.

(4) These options and stock awards were granted on August 1, 2014. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2014 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.

(5) These options and stock awards were granted on August 3, 2015. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2015 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.

(6) These options and stock awards were granted on October 1, 2015. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on December 31, 2015 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.

(7) These options and stock awards were granted on September 1, 2016. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 30, 2016 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.

(8) These options and stock awards were granted on September 1, 2017. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 29, 2017 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.

(9) These options and stock awards were granted on September 4, 2018. The shares underlying these options and stock awards vest in 16 equal quarterly installments, commencing on September 29, 2018 and continuing on the last business day of each successive quarter thereafter, subject to the holder’s continued service with us.

Option Exercises and Stock Vested in 2019
    The table below details options that were exercised by our named executive officers during fiscal 2019 and shares of common stock that vested during fiscal 2019 under RSUs held by those named executive officers.

Option Exercises and Stock Vested in Fiscal 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Antonio J. Pietri	47,007	$4,052,966	60,858	$6,384,190

Karl E. Johnsen	7,306	$511,753	17,210	$1,805,365

Frederic G. Hammond	5,587	$403,423	8,172	$857,263

Gary M. Weiss	—	$—	10,807	$1,090,727

(1) With respect to shares acquired upon vesting of RSUs, each named executive officer elected to have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares. The net shares received upon vesting are as follows: Antonio J. Pietri, 34,969; Karl E. Johnsen, 10,784; Frederic G. Hammond, 5,147; Gary M. Weiss, 7,947.

Equity Compensation Plan Information
Our equity compensation plans consist of the 2016 Omnibus Incentive Plan and the 2010 Equity Incentive Plan. The following table shows certain information concerning all of our equity compensation plans in effect as of June 30, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights ($)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	2,097,735	74.73	7,562,861
Equity compensation plans not approved by security holders	—	—	—
Total	2,097,735	74.73	7,562,861
CEO Pay Ratio
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring the annual disclosure of the ratio of the median employee's total annual compensation to the total annual compensation of the CEO. For fiscal 2018, our CEO pay ratio was determined to be as follows.

•	The median of the annual total compensation of all employees (other than the chief executive officer) was $93,493.

•	For fiscal year 2019, the chief executive officer’s total annual compensation was approximately 78.4 times that of our median employee.
To determine the median of the annual total compensation of our employees, we applied the following methodology and assumptions.

•	We selected the last day of our fiscal year, June 30, 2019, to establish the employee population.

•	As of June 30, 2019, we had 1,600 full-time employees, of whom 809 were located in the United States.

•
We used payroll and equity plan records over the twelve-month period beginning on July 1, 2018 and ending on June 30, 2019. The components of annual compensation which were consistently applied to determine the median employee included: base salary, sales commissions, bonuses earned for fiscal year 2019, the grant date fair value of stock awards and other compensation.

•	For employees who began employment with us during the year, target annual sales commissions and annualized base salaries and bonuses were used for the calculation.

•	Foreign exchange rates were translated to the U.S. dollar equivalent based on rates as of the last business day of our fiscal year, which was June 28, 2019.

•	No other adjustments were made.
This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Other companies may use methodologies, exclusions, estimates and assumptions in calculating their pay ratios that are different from ours because those companies may have employment and compensation practices that are different from ours.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
    We have entered into Amended and Restated Executive Retention Agreements, or Amended Agreements, with the following executive officers: Antonio J. Pietri, our President and Chief Executive Officer; Gary M. Weiss, our Chief Operating Officer; Karl E. Johnsen, our Senior Vice President and Chief Financial Officer; and Frederic G. Hammond, our Senior Vice President, General Counsel and Secretary.
Pursuant to the terms of each Amended Agreement with an executive, if no change in control (as defined) has occurred, and the executive's employment is terminated without cause or the executive resigns for good reason (which includes constructive termination, relocation, and a reduction in salary or benefits), the executive will be entitled to receive the following:

•	for 12 months (or, for Mr. Pietri, 18 months) following the date of termination, an amount equal to the executive's base salary then in effect, payable on our normal payroll cycle over such period;

•
an amount equal to the executive's total target bonus for the fiscal year, pro-rated for the portion of the fiscal year elapsed prior to termination, payable in equal installments with the base salary payments payable to the executive;

•
an amount equal to 12 times (or, for Mr. Pietri, 18 times) the excess of (a) the monthly premium payable by former employees for continued coverage under COBRA for the same level of coverage, including dependents, provided to the executive under our group health benefit plans in which the executive participate immediately prior to termination over (b) the monthly premium paid by active employees for the same coverage immediately prior to termination payable in one lump sum;

•
an amount equal to the cost to the executive of providing life, disability and accident insurance benefits, payable in one lump sum, for a a period of 12 months (or, for Mr. Pietri, a period of 18 months);

•	to the extent not already paid, any other amounts due to the executive under any other plan, program, policy or agreement, including any accrued vacation pay; and

•
outplacement services through one or more firms of the executive's choosing, payable by us up to an aggregate amount of $45,000, which services will extend until the earlier of (a) 12 months (or, for Mr. Pietri, 18 months) following the date of termination, and (b) the date the executive secures full-time employment.

If within 12 months following a change in control, the executive's employment is terminated without cause or the executive resigns for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, our failure to obtain an agreement from any of our successors to assume the executive’s Amended Agreement, any material breach by us of the executive’s Amended Agreement, and our failure to pay benefits when due), then the executive shall be entitled to receive the following:

•	the executive's base salary and any accrued vacation pay through the date of termination, in each case to the extent not already paid, payable in one lump sum;

•
an amount equal to the sum of the executive's base salary then in effect (or, for Mr. Pietri 1.5 times his annual base salary then in effect) and the higher of the executive's target bonus for (a) the then-prior fiscal year and (b) then-current fiscal year, payable in one lump sum;

•
an amount equal to 12 times (or, for Mr. Pietri, 18 times) the excess of (a) the monthly premium payable by former employees for continued coverage under COBRA for the same level of coverage, including dependents, provided to the executive under our group health benefit plans in which th executive participates immediately prior to termination over (b) the monthly premium paid by active employees for the same coverage immediately prior to termination, payable in one lump sum;

•
an amount equal to the cost to the executive of providing life, disability and accident insurance benefits, payable in one lump sum for a period of 12 months (or, for Mr. Pietri, a period of 18 months);

•	to the extent not already paid, any other amounts due to the executive under any other plan, program, policy or agreement, payable in one lump sum;

•
full vesting of (a) all common stock options then held by the executive, which options may be exercised by the executive for a period of twelve months following the date of termination (subject to the original expiration date of such options), and (b) all restricted stock and restricted stock units then held by the executive, provided that vesting for awards that are subject to performance conditions will be based on assumed performance at the greater of (i) the executive's target level and (ii) the level of performance achieved by the executive immediately prior to termination, as determined by our board of directors; and

•
outplacement services through one or more firms of the executive's choosing, payable by us up to an aggregate amount of $45,000, which services will extend until the earlier of (a) 12 months (or, for Mr. Pietri, 18 months) following the date of termination, and (b) the date the executive secures full-time employment.

Each Amended Agreement with an executive provides that in the event the total payments or distributions received by the executive relating to termination of employment are subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, the payments or distributions will be reduced to the extent such reduction will result in the executive retaining a larger amount, on an after-tax basis, than if the executive had received all of the payments or distributions in full, in each case first reducing or eliminating the portion of the payments that are not payable in cash and then by reducing or eliminating cash payments.
Each Amended Agreement terminates on the earliest to occur of (a) July 31, 2020, (b) the first anniversary of a change in control, and (c) our payment of all amounts due to the executive following a change in control. Each Amended Agreement is subject to automatic renewal on August 1 of each year, beginning August 1, 2020, unless we give notice of termination at least six months prior to the renewal date.
Adjusted Compensation
Gary M. Weiss, our Chief Operating Officer, will resign for family reasons effective as of January 3, 2020. We entered into a letter agreement with Mr. Weiss on August 2, 2019 setting forth the compensation arrangements and terms under which Mr. Weiss will continue to serve as Chief Operating Officer during the transition period from August 2, 2019 through January 3, 2020. During the transition period, Mr. Weiss will continue to receive his base salary and to participate in company benefits. He will no longer participate in the LTI program, but his other outstanding equity awards will continue to vest. In addition, Mr. Weiss will be entitled to the following if he continues to serve as Chief Operating Officer through January 3, 2020:

•	if we achieve the targets for the six months ending December 31, 2019 set forth in our fiscal 2020 executive bonus plan, $500,000 in immediately vested RSUs to be granted as of January 3, 2020;

•
$250,000 in equity awards (comprised of 75% restricted stock units and 25% incentive stock options) granted on September 3, 2019, of which 50% vested on September 30, 2019 and 50% will vest on December 31, 2019; and

•
compensation and benefits for which Mr. Weiss would have been eligible under the retention agreement had his employment terminated as of January 3, 2020 other than for cause (including salary continuation for twelve months and the pro rata amount of his target bonus under our fiscal 2020 executive bonus plan).

    Potential Payments Upon Termination or Change in Control

The following table sets forth estimated compensation, if any, that would have been payable to each of our named executive officers as severance or upon a change in control of our company under three scenarios, assuming the termination triggering severance payments or a change in control took place on June 30, 2019.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
Name	Cash Payment ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock Units ($)(3)	Welfare Benefits ($)(4)	Outplacement ($)(5)	Total ($)

Antonio J. Pietri
● Termination without cause not related to a change in control	$1,700,850			$28,060	$45,000	$1,773,910
● Change in control only	$—	$—	$—	$—	$—	$—
● Termination without cause or by the executive for good reason following change in control	$1,700,850	$4,212,415	$9,730,130	$28,060	$45,000	$15,716,455

Karl E. Johnsen
● Termination without cause not related to a change in control	$705,567			$15,690	$45,000	$766,257
● Change in control only	$—	$—	$—	$—	$—	$—
● Termination without cause or by the executive for good reason following change in control	$705,567	$1,215,151	$2,752,802	$15,690	$45,000	$4,734,210

Frederic G. Hammond
● Termination without cause not related to a change in control	$639,067			$18,630	$45,000	$702,697
● Change in control only	$—	$—	$—	$—	$—	$—
● Termination without cause or by the executive for good reason following change in control	$639,067	$558,203	$1,354,528	$18,630	$45,000	$2,615,428

(1) Amounts shown reflect payments based on salary and bonus as well as payment of estimated cost of life, disability and accident insurance benefits during the agreement period.
(2) Amounts shown represent the value of stock options upon the applicable triggering event described in the first column. The value of stock options is based on the difference between the exercise price of the options and $124.28, which was the closing price of the common stock on The NASDAQ Global Market on the last trading day of fiscal 2019, June 28, 2019.

(3) Amounts shown represent the value of RSUs upon the applicable triggering event described in the first column, based on the closing price of the common stock on The NASDAQ Global Market on the last trading day of fiscal 2019, June 28, 2019.

(4) Amounts shown represent the estimated cost of providing employment-related benefits during the agreement period.
(5) Amounts shown represent the maximum value of outplacement benefits.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
This section provides further information regarding the board of directors and the independence of our directors and describes key corporate governance guidelines and practices that we have adopted. The board has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. You can access our current committee charters and code of business conduct and ethics in the "Investor Relations" section of our website located at www.aspentech.com; or by calling us at 781-221-6400; or by writing to our Investor Relations Department at our principal executive offices at 20 Crosby Drive, Bedford, Massachusetts 01730. Neither our website nor its contents are incorporated into this Proxy Statement.

Directors
Biographical information as of October 15, 2019, for our director nominees and continuing directors follows.
Nominees for Election for a Three-Year Term Expiring at Our 2022 Annual Meeting:
Donald P. Casey has served as one of our directors since 2004. From 2004 through 2009, Mr. Casey served as Chairman of the Board of Mazu Networks, a networking software startup. In 2004, Mr. Casey was also the chief executive officer of Mazu Networks. Since 2001, Mr. Casey has been an information strategy and operations consultant to technology and financial services companies. From 2000 to 2001, Mr. Casey served as president and chief operating officer of Exodus Communications, Inc., an Internet infrastructure services provider. From 1991 to 1999, Mr. Casey served as president and chief technology officer of Wang Global, Inc. Mr. Casey previously held executive management positions at Lotus Development Corporation, Apple Computer, Inc. and International Business Machines Corporation. Mr. Casey holds a B.S. in Mathematics from St. Francis College. He is 73 years old. We believe Mr. Casey's qualifications to serve on the board of directors include his many years of experience in the business software industry. His experience includes executive management and development roles. We believe Mr. Casey's extensive industry knowledge and industry perspective are beneficial for the board.
Robert M. Whelan, Jr. was elected Chairman of our board of directors on January 29, 2013. He has served as one of our directors since 2011. Mr. Whelan has been the President of Whelan & Company, LLC, which provides business and financial consulting and strategic services to a broad range of companies, since 2001. On January 1, 2018, Mr. Whelan joined the firm of Black Point Partners, Inc., which provides financial advisory, capital raising and mergers and acquisition services to technology and healthcare companies, as a managing director. Prior to 2001, Mr. Whelan held a number of senior-level positions at various investment banking and brokerage firms. Among other positions, Mr. Whelan was Vice Chairman of Prudential Volpe Technology Group, the technology investment banking and research division of Prudential Securities, and prior to that, he was Chief Operating Officer, Managing Director, Head of Investment Banking, and a board member of Volpe Brown Whelan & Company, a private technology and healthcare investment banking, brokerage and asset management firm acquired by Prudential Securities in 1999. Mr. Whelan served as a director of ARIAD Pharmaceuticals, Inc., a NASDAQ-listed developer of small-molecule drugs to treat patients with aggressive cancers, from April, 2010 through September, 2014. Mr. Whelan holds a B.A. in History from Dartmouth College and an M.B.A. from Stanford University Graduate School of Business. Mr. Whelan is 67 years old. We believe that Mr. Whelan's qualifications to serve on the board of directors include his executive management and technology investment banking experience.
    Directors Continuing in Office Until Our 2020 Annual Meeting:
Georgia Keresty was elected to our board of directors on April 17, 2019. Since 2017, Ms. Keresty has served as the R&D chief operating officer of Takeda, a global research and development driven biopharmaceutical company. From 2003 to 2017 and from 1997 to 1999, she was an executive at Johnson & Johnson. From 1999 to 2003 and from 1983 to 1997, she held roles at Bristol-Myers Squibb Company and Novartis Pharmaceuticals Corporation, respectively. She currently serves as an independent director for Commissioning Agents, Inc., an ESOP global engineering services firm, and has previously served on the board of Janssen Alzheimer Immunotherapy, the board of trustees for Clarkson University, Potsdam, NY and the board of trustees for the NJ Foundation for Aging. Ms. Keresty holds BSc degrees in Chemical Engineering and Computer Science from Clarkson University and Ramapo College of New Jersey; an MS degree in Information Systems from Pace University; an MBA in Operations Management from Rutgers University; a PhD in Operations Management from Rutgers University; and an MPH in Global Health Leadership from the University of Southern California.. Ms. Keresty is 58 years old. We believe Ms. Keresty's qualifications to serve on the board of directors include her lengthy experience as a scientific leader driving operational excellence and innovation in the highly regulated pharmaceutical and healthcare industry.
Joan C. McArdle has served as one of our directors since 1994. Ms. McArdle served as a senior vice president of Massachusetts Capital Resource Company, an investment company, from 2001 through June 2016, and served as a vice president of Massachusetts Capital Resource Company from 1985 to 2001. She holds an A.B. in English from Smith College. Ms. McArdle is 68 years old. We believe Ms. McArdle's qualifications to serve on the board of directors include her experience in building and financing companies from earliest stages of growth to mature technology companies. In addition, Ms. McArdle's knowledge of the technology industry and venture experience enable her to provide the board with valuable strategic advice.
Simon J. Orebi Gann has served as one of our directors since 2011. Dr. Orebi Gann worked for BP from 2000 until 2008, for most of that time serving as the Chief Information Officer and a member of the Executive Committee of BP Integrated Supply and Trading. From 1996 to 2000, Dr. Orebi Gann served as Managing Director of Technology for the London International Financial Futures and Options Exchange. From 1979 to 1996, he served as one of the Chief Information Officers of Marks and Spencer plc, an international retailer. Dr. Orebi Gann served as a director of MapInfo Corporation, a provider of location intelligence solutions, from 2004 until its sale to Pitney Bowes Inc. in April 2007. He currently serves on the board of directors of the Low Carbon Contracts Company Ltd and the Electricity Settlements Company Ltd, sister companies that were created to deliver key elements of the UK government’s electricity market reform program. Since March 2018, he has served on the board of directors and chairs the audit committee of Market Operator Services Ltd, which operates the market for the non-household UK water market. He holds a BA, MA (Oxon) and D. Phil from Oxford University where he studied Physics. Dr. Orebi Gann is 69 years old. We believe Dr. Orebi Gann's qualifications to serve on the board of directors include his experience in our largest industry segment and his proven track record in leveraging information technology to capture new commercial opportunities and to increase operational efficiencies in various industries.
Directors Continuing in Office Until Our 2021 Annual Meeting:
     Gary E. Haroian has served as one of our directors since 2003. From 2000 to 2002, Mr. Haroian served in various positions, including as chief financial officer, chief operating officer and chief executive officer, at Bowstreet, Inc., a provider of software application tools. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including chief financial officer, president, chief operating officer and chief executive officer, at Stratus Computer, Inc., a provider of continuous availability solutions. Mr. Haroian served as a director of EnerNOC, Inc., a provider of energy intelligence software and related solutions from 2015 to August 7, 2017, and B456 Systems, Inc. (formerly known as A123 Systems), a battery systems company, from 2006 to 2012. He has also served on boards of other publicly-held companies, including Network Engines, Inc. (NASDAQ), Unica Corporation (NASDAQ), Phase Forward Incorporated (NASDAQ) and Embarcadero Technologies, Inc. (NASDAQ). Mr. Haroian currently serves as a director of BrightCove Inc., a provider of cloud-based services for video. Prior to 1983, Mr. Haroian was a Certified Public Accountant. He holds a B.A. in Economics and a B.B.A. in Accounting from the University of Massachusetts Amherst. Mr. Haroian is 68 years old. We believe that Mr. Haroian's qualifications to serve on the board of directors include his extensive advisory experience to various emerging technology companies, his service on the boards of directors of other public companies and his financial and accounting expertise.
Antonio J. Pietri was named our President and Chief Executive Officer effective October 1, 2013 and has served as one of our directors since July 2013. Before accepting his appointment as President and Chief Executive Officer, he had served as our Executive Vice President, Field Operations since July 2007. Mr. Pietri served as our Senior Vice President and Managing Director for our Asia-Pacific region from 2002 to June 2007 and held various other positions with our company from 1996 until 2002. From 1992 to 1996, he was at Setpoint Systems, Inc., which we acquired, and before that he worked at ABB Simcon and AECTRA Refining and Marketing, Inc. He holds an M.B.A. from the University of Houston and a B.S. in Chemical Engineering from the University of Tulsa. Mr. Pietri is 54 years old. In his years of service to the company in various roles, including international assignments, Mr. Pietri has developed valuable working relationships with our customers and employees, and therefore provides a unique perspective on our growth strategy as well as our day-to-day operations.
R. Halsey Wise has served as one of our directors since 2016. Mr. Wise is the founder and chief executive of Lime Barrel Advisors, LLC, a private investment firm he founded in 2010. In April 2019 he joined the board of Cerner Corporation, a NASDAQ-listed provider of intelligent solutions and tech-enabled services that support the clinical, financial and operational needs of health care organizations of all sizes by assisting clinicians in making care decisions and assisting organizations in managing day -to-day revenue functions and the health of their populations. Mr. Wise also serves on the board of WellSky Inc., a private healthcare information technology company advancing human wellness and as a Senior Advisor to TPG Capital, a global private investment firm. He joined the board of MedAssets, Inc., a NASDAQ-listed healthcare technology performance improvement company, in March 2014 and served as chairman and chief executive officer from February 2015 until the company was acquired by Pamplona Capital Management in January 2016. He served on the board of Cotiviti Holdings, Inc., an NYSE-listed provider of analytics-driven payment solutions focused on the healthcare sector, from December 2017 until the company was acquired by Verscend Technologies, Inc. in August 2018. From September 2006 to December 2011 Mr. Wise served on the board of Acxiom Corporation, a NASDAQ-listed provider of marketing technology and services. From 2003 through 2010 Mr. Wise was chairman, president and chief executive officer of Intergraph Corporation, a NASDAQ-listed global provider of engineering and geospatial software. Prior to his service at Intergraph, Mr. Wise was president and chief executive officer, North America of Solution 6 Holdings, Ltd., and president and chief operating officer of Computer Management Sciences, Inc., which was acquired by Computer Associates International, Inc. (now named CA, Inc.). At Computer Associates, he served as the General Manager, North America, for Global Professional Services. Prior to that, Mr. Wise was engaged in investment banking at The Robinson-Humphrey Company (a division of Smith Barney), specializing in software and services. Mr. Wise holds a Master's degree from Northwestern University and a B.A. from the University of Virginia. Mr. Wise is 54 years old. We believe that Mr. Wise's qualifications to serve on the board of directors include his service on the boards of directors of other public companies and his extensive executive management experience.
There are no familial relationships, whether by blood, marriage or adoption between any of our directors, director nominees or executive officers. None of our directors or director nominees is a party to an arrangement or understanding with any person pursuant to which the director or nominee was or is to be selected or nominated for election as a director. Additionally, none of our directors or director nominees is a party to any agreement or arrangement with any person or entity other than our company relating to compensation or other payment in connection with the director or nominee's candidacy or service with us.

Board Determination of Independence
    The board of directors uses the definition of independence established by The NASDAQ Stock Market. Under applicable NASDAQ rules, a director qualifies as an "independent director" if, in the opinion of the board, he or she does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Donald P. Casey, Gary E. Haroian, Georgia Keresty, Joan C. McArdle, Simon J. Orebi Gann, Robert M. Whelan, Jr. and R. Halsey Wise has any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of our company, and that each of these directors therefore is an "independent director" as defined in NASDAQ Listing Rule 5605(a)(2).

Director Nomination Process
    The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and other members of the board.
    In considering whether to recommend a particular candidate for inclusion in the board's slate of recommended director nominees, the nominating and corporate governance committee considers factors it deems appropriate, which may include judgment, skill, diversity, character, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other members of the board of directors, and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular component is a prerequisite for a prospective nominee.
The nominating and corporate governance committee also bases its recommendations on criteria set by the board of directors. These criteria include possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of our company, demonstrated excellence in the candidate’s field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of our stockholders. In order to ensure that the board of directors has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance, the board of directors (or the nominating and corporate governance committee on behalf of the board of directors) considers diversity, age, skills, and other factors deemed appropriate given the current needs of the board of directors and our company.
    The board and the nominating and corporate governance committee believe that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The board believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities effectively. Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the board of directors (or the nominating and corporate governance committee on behalf of the board of directors) typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the board and the company, to ensure the board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. In the case of incumbent directors whose terms of office are set to expire, the board of directors (or the nominating and corporate governance committee on behalf of the board of directors) reviews these directors' overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence.
    We have adopted a policy as part of our corporate governance guidelines that any nominee for director in an uncontested election who receives more withheld votes than votes in favor, must submit an offer of resignation. The nominating and corporate governance committee will consider all the relevant facts and circumstances and make a recommendation to the board on whether to accept the offer of resignation. The board will act on the recommendation of the nominating and corporate governance committee, and we will disclose that decision in a press release or filing with the SEC if required.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the individuals' names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least a year as of the date such recommendation is made. Any such names should be submitted to our nominating and corporate governance committee in care of our Secretary at Aspen Technology, Inc. at 20 Crosby Drive, Bedford, Massachusetts 01730. Assuming that appropriate biographical and background material has been provided on a timely basis, the policy of the nominating and corporate governance committee is to evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as the committee follows for candidates submitted by others. If the board determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement and proxy card for our next annual meeting.

Board Leadership Structure
    The board of directors currently has an independent chair, Robert M. Whelan, Jr. We believe that having an independent board chair can create an environment that is conducive to objective evaluation and oversight of management's performance, and can increase management accountability and improve the ability of the board to monitor whether management's actions are in the best interests of our stockholders. As a result, we believe that having an independent board chair can enhance the effectiveness of the board as a whole.

Communicating with Independent Directors
    The board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. Our chairman of the board, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of those communications to the other directors as he considers appropriate.
    Communications are forwarded to all directors if the communications relate to important substantive matters and include suggestions or comments that the chairman of the board or the chair of our nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
    Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of our Secretary at Aspen Technology, Inc., 20 Crosby Drive, Bedford, Massachusetts 01730.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
    We have adopted a written set of corporate governance guidelines, which provides additional details concerning our commitments and principles guiding our overall governance practices.
     We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions.
    We have posted a copy of the code of business conduct and ethics in the "Investor Relations" section of our website located at www.aspentech.com. We intend to satisfy disclosure requirements regarding amendments to, or waivers from, our code by posting such information on our website.

Role of Board in Risk Oversight
    One of the key functions of the board of directors is informed oversight of our risk management process. In particular, the board is responsible for assessing major risks facing our company and considering ways to address those risks.
The board administers this oversight function directly, as well as through the board's standing committees that address risks inherent in their respective areas of oversight, in compliance with the board's corporate governance policies. Both the board as a whole and the various standing committees receive periodic reports from the management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the board as quickly as possible.
Our audit committee has the responsibility to assist the board of directors in its oversight of our policies for risk assessment and management. The audit committee also oversees our independent auditors and reviews our audited financial statements and other financial disclosures, in addition to overseeing the performance of our audit function. Typically, the audit committee receives and discusses with management a quarterly report regarding risk management and the areas of risk the company has addressed in such quarter.
In reviewing director compensation and making recommendations to the board of directors, our compensation committee considers the impact on the directors’ independence and objectivity. In addition, our nominating and corporate governance committee oversees evaluations of the board of directors and its committees to determine whether they are functioning effectively.

Compensation Committee Interlocks and Insider Participation
    The compensation committee consists of four directors, Donald P. Casey, Georgia Keresty, Simon J. Orebi Gann, and Robert M. Whelan, Jr., none of whom was formerly a company officer or served as a company employee during fiscal 2019. Since July 1, 2018, none of our executive officers has served as a member of either the board of directors or compensation committee of any entity, one or more of whose executive officers served as a member of either our board of directors or compensation committee.

Director Attendance at Board and Stockholder Meetings
    The board of directors met six times during fiscal 2019, either in person or by teleconference. During fiscal 2019, each director attended at least 75% of the meetings of the board and the committees upon which he or she serves.
    We do not have a policy regarding director attendance at our annual meetings of stockholders. Directors Antonio J. Pietri and Robert M. Whelan, Jr. each attended our annual meeting of stockholders held on December 7, 2018.

Board Committees
    The board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. All of the members of each of these standing committees are independent as defined under the rules of The NASDAQ Stock Market, or NASDAQ, and, in the case of the audit committee, the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act.
Audit Committee
    The members of the audit committee are Donald P. Casey, Gary E. Haroian, Georgia Keresty, Joan C. McArdle and R. Halsey Wise. Mr. Haroian chairs the audit committee. The audit committee held seven meetings in fiscal 2019. The board of directors has determined that all the members of the audit committee are independent directors as defined under NASDAQ rules, including the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act. The board has determined that Mr. Haroian is an "audit committee financial expert" as defined in applicable SEC rules. The purpose of the audit committee is to assist the board’s oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; the performance of our internal audit function and independent auditors; our policies for risk assessment and management; and our investment management and other treasury policies. The specific responsibilities of the audit committee include:

•	appointing, approving the compensation of, and overseeing the independence of our independent auditor;

•	oversight of our independent auditor, including the receipt and consideration of reports from such auditor;

•	reviewing and discussing our audited financial statements and related disclosures with management and our independent auditor;

•	directing the independent auditor to use its best efforts to perform all reviews of interim financial information prior to our disclosure of such information;

•
coordination of the board's oversight of our internal accounting controls for financial reporting and our disclosure controls and procedures, as well as the administration of our code of business conduct and ethics;

•	overseeing our internal audit function;

•	establishing policies for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters;

•	meeting independently with members of our internal auditing staff and our independent auditor;

•
receiving and reviewing the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communication with the audit committee concerning independence, and discussing with the independent auditor any disclosed relationships between us and the auditor;

•	reviewing all related party transactions on an ongoing basis; and

•	preparing the audit committee report for our annual proxy statement required by SEC rules.

Compensation Committee

    The members of the compensation committee are Donald P. Casey, Georgia Keresty, Simon J. Orebi Gann, and Robert M. Whelan, Jr. Mr. Casey chairs the compensation committee. The compensation committee held six meetings in fiscal 2019. The board of directors has determined that all the members of the compensation committee are independent directors as defined under NASDAQ rules. The purpose of the compensation committee is to discharge the responsibilities of the board relating to compensation of executive officers. Specific responsibilities of the compensation committee include:

•	periodically reviewing the company’s overall compensation principles and structure;

•
reviewing and approving, or (in the case of the chief executive officer) recommending for approval by a majority of the independent directors of the board of directors, executive officer compensation, including salary, bonus and incentive compensation levels; deferred compensation; executive perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits; and other forms of executive officer compensation;

•	overseeing an evaluation of executive officers;

•	exercising all rights, authority and functions of the board of directors under all of our stock option, stock incentive, employee stock purchase and other equity-based plans;

•	periodically reviewing and making recommendations to the board of directors with respect to incentive-compensation plans and equity-based plans;

•	periodically reporting to the board of directors on succession planning for our senior executives;

•	reviewing and making recommendations to the board with respect to director compensation; and

•	preparing the compensation committee report required by SEC rules.
To the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, the compensation committee may delegate to one or more executive officers of the company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the company or any subsidiary of the company who are not directors or executive officers of the company.
In fiscal 2019, the compensation committee also engaged an independent consultant, Willis Towers Watson, to advise the committee on matters related to executive and director compensation and provide publicly available compensation information. The compensation committee has assessed the independence of Willis Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from serving as an independent consultant to the compensation committee. Willis Towers Watson did not provide any additional services to the company in fiscal 2019.
Nominating and Corporate Governance Committee
    The members of our nominating and corporate governance committee are Donald P. Casey, Gary E. Haroian, Georgia Keresty, Joan C. McArdle, Simon J. Orebi Gann, Robert M. Whelan, Jr. and R. Halsey Wise. Mr. Whelan chairs the nominating and corporate governance committee. The nominating and corporate governance committee held one meeting in fiscal 2019. Our nominating and corporate governance committee's responsibilities include:

•	identifying individuals qualified to become directors;

•	recommending to the board the persons to be nominated for election as directors;

•	developing and recommending to the board corporate governance principles; and

•	overseeing the evaluation of the board and each of the board committees.

Audit Committee Report
    The audit committee has reviewed and discussed the audited consolidated financial statements of AspenTech and its subsidiaries for fiscal 2019, and has discussed these financial statements with AspenTech's management and independent registered public accounting firm for fiscal 2019, KPMG LLP.
    The audit committee has also received from, and discussed with, AspenTech's independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Public Company Accounting Oversight Board in accordance with Auditing Standard No. 1301 "Communications with Audit Committees."
    KPMG LLP also provided the audit committee with the written communications required under regulations of the Public Company Accounting Oversight Board Rule 3256, "Communication with Audit Committees Concerning Independence," and the audit committee has discussed with KPMG LLP its independence from AspenTech. The audit committee also considered whether the provision of products and services other than audit and audit-related services as set forth in the Audit Fees table on page 54 under the heading "Independent Registered Public Accountants" is compatible with maintaining the independence of the registered public accounting firm.
    Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and KPMG LLP, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in AspenTech's Annual Report on Form 10-K for the fiscal year ended June 30, 2019.
                         AUDIT COMMITTEE
Donald P. Casey
Gary E. Haroian
Georgia Keresty
Joan C. McArdle
R. Halsey Wise

Compensation Committee Report
    The compensation committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis portion contained in this Proxy Statement. Based on this review and discussion, the compensation committee has recommended to the board, and the board has agreed, that the section entitled "Compensation Discussion and Analysis" as it appears above be included in this Proxy Statement. and incorporated by reference into AspenTech's Annual Report on Form 10-K for the fiscal year ended June 30, 2019.
COMPENSATION COMMITTEE
Donald P. Casey
Georgia Keresty
Simon J. Orebi Gann
Robert M. Whelan, Jr.

DIRECTOR COMPENSATION

The following table provides information regarding the compensation paid to our non-employee directors in fiscal 2019.

Compensatory Arrangements with Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert M. Whelan, Jr.	157,500	97,479	63,430	52,530	370,939
Donald P. Casey	110,000	97,479	63,430	52,530	323,439
Gary E. Haroian	95,000	97,479	63,430	52,530	308,439
Georgia Keresty	19,574	6,581	4,157	—	30,312
Joan C. McArdle	80,000	97,479	63,430	52,530	293,439
Simon J. Orebi Gann	75,000	97,479	63,430	52,530	288,439
R. Halsey Wise	80,000	97,479	63,430	70,030	310,939

(1) Amounts shown represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year, in accordance with ASC Topic 718, with respect to restricted stock units and stock options granted to the named directors. The aggregate number of option awards outstanding held by each of our non-employee directors as of June 30, 2019 was as follows: Mr. Casey, 15,816; Mr. Haroian, 17,516; Ms. McArdle, 27,574; Dr. Orebi Gann, 42,074; Mr. Whelan, 27,574; Mr. Wise, 8,364; and Ms. Keresty, 0.

(2) Amounts shown represent cash payments made to offset the tax liability triggered by the vesting of RSU's.

The cash and equity compensation for the non-employee members of the board for fiscal 2019 is set forth in the table below.

Cash Retainer	$50,000
Annual Equity Award (Value)	$200,000

Committee Members
Audit Member Retainer	$20,000
Compensation Member Retainer	$15,000
Nominating and Corporate
Governance Member Retainer	$10,000

Leadership Roles
Board Chair	$75,000
Audit Chair	$15,000
Compensation Chair	$15,000
Nominating and Corporate
Governance Chair	$7,500

The compensation established for fiscal 2019 reflects our practice since 2011 of emphasizing equity compensation and not paying meeting fees, which is consistent with the practices of our peer group, and was recommended by our independent compensation consultant, Willis Towers Watson.

The compensation committee (in consultation with its independent compensation consultant, Willis Towers Watson, and the chief executive officer) recommended allocating the aggregate value of the fiscal 2019 equity grant shown in the table above in the form of RSUs for 75% of the aggregate value and a stock option for 25% of the aggregate value. The value of the stock option portion was measured using the Black-Scholes methodology. The value allocated to the RSU grant was further allocated among RSU shares and a cash payment.
The cash and annual equity award value recommended by the compensation committee for fiscal 2019 was $200,000, which was consistent with the amount that the committee had recommended for fiscal 2018. On September 4, 2018, the board of directors authorized for each non-employee director: (i) a fully-vested stock option grant for 1,605 shares, at an exercise price of $115.36 per share; (ii) a grant of 845 fully-vested RSUs; and (iii) a cash payment of $52,530. The portion of the aggregate grant that was made in cash instead of stock was intended to offset the tax liability triggered by the vesting of the RSUs. This practice is consistent with the net settlement treatment for withholding taxes due upon the vesting of RSUs granted to employees, and was made in the form of a cash payment to each individual.
Upon her election to the board of directors on April 17, 2019, the board of directors granted Ms. Keresty an option for 1,684 shares at an exercise price of $109.97 and 887 RSUs, both awards vesting one-third on the first anniversary of the grant date and the remainder in eight equal consecutive quarterly installments on the last business day of the quarter.
For fiscal 2020, the compensation committee (in consultation with its independent compensation consultant, Willis Towers Watson, and the chief executive officer) recommended that compensation for non-employee directors remain the same with equity equal in value to $200,000: 75% in the form of RSUs and a cash payment to offset the tax liability triggered by the vesting of the RSUs; and the balance in stock options. On September 3, 2019, the board of directors authorized for each non-employee director: (i) a fully-vested stock option grant for 1,444 shares, at an exercise price of $133.20 per share; (ii) a grant of 732 fully-vested RSUs; and (iii) a cash payment of $52,489. The portion of the aggregate grant that was made in cash instead of stock was intended to offset the tax liability triggered by the vesting of the RSUs. This practice is consistent with the net settlement treatment for withholding taxes due upon the vesting of RSUs granted to employees, and was made in the form of a cash payment to each individual.

LIMITATION OF LIABILITY AND INDEMNIFICATION
    Our charter limits the personal liability of our directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim arising prior to such amendment or repeal. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

    The charter also provides that we must indemnify directors and officers in certain circumstances. We believe these provisions are important in attracting and retaining qualified individuals to serve as directors and executive officers.

    We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

    There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

RELATED-PARTY TRANSACTIONS
    The following discussion relates to types of transactions involving our company and any of our executive officers, directors, director nominees or five percent stockholders, each of whom we refer to as a "related party." For purposes of this discussion, a "related-party transaction" is a transaction, arrangement or relationship:

•	in which we participate;

•	that involves an amount in excess of $120,000; and

•	in which a related party has a direct or indirect material interest.

From July 1, 2018 through the date of this Proxy Statement, there have been no related-party transactions, except for the executive officer and director compensation arrangements described in the sections "Executive Compensation" and "Director Compensation." Additionally, no such related-party transaction is currently proposed.

    The board of directors has adopted written policies and procedures for the review of any related-party transaction. If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
    A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person's interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

    The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
     In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•
interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or by-laws.
    The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.
    Since July 1, 2018 through the date of this Proxy Statement, there have been no related-party transactions that were specifically contemplated by our charter or by-laws and excepted from the definition of related-party transactions according to the preceding exception.

STOCK OWNERSHIP
Stock Owned by Directors, Executive Officers and Greater-than-5% Stockholders
    The following tables set forth certain information, as of October 15, 2019, with respect to the beneficial ownership of our common stock by:

•	each person or group that we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our executive officers and directors; and

•	our executive officers and directors as a group.
    As of October 15, 2019, a total of 68,248,148 shares of common stock were outstanding. In the following table, (a) shares under "Right to Acquire" include shares subject to options that were vested as of October 15, 2019 or will vest by December 14, 2019 (60 days after October 15, 2019) and restricted stock units, or RSUs, that will vest by December 14, 2019, and (b) unless otherwise noted, each person identified possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. The information in this table is based upon information supplied by executive officers and directors and Schedules 13G filed with the SEC. The address of all of our executive officers and directors is in care of Aspen Technology, Inc. at 20 Crosby Drive, Bedford, Massachusetts 01730.

	Common Stock
Name of Stockholder	Outstanding	Right to	Total	Percent of
	Shares	Acquire	Number	Voting Power
5% Stockholders
The Vanguard Group, Inc. (1)	6,932,004			10.2%
100 Vanguard Blvd.
Malvern, PA 19355
Kayne Anderson Rudnick Investment Management LLC. (2)	5,932,282			8.7%
1800 Avenue of the Stars
Los Angeles, CA 90067
Waddell & Reed Financial, Inc. (3)	4,316,330			6.3%
6300 Lamar Avenue
Overland Park, KS 66202
Renaissance Technologies LLC (4)	3,997,303			5.9%
800 Third Avenue
New York, NY 10022
BlackRock, Inc. (5)	3,718,894			5.4%
55 East 52nd Street
New York, NY 10055
Antonio J Pietri	129,912	246,008	375,920	*
Karl E. Johnsen	2,691	37,620	40,311	*
Frederic G. Hammond	7,541	10,078	17,619	*
Gary M. Weiss	9,093	5,918	15,011	*
Robert M. Whelan, Jr.	10,964	29,018	39,982	*
Donald P. Casey	8,501	17,260	25,761	*
Gary E. Haroian	15,160	18,960	34,120	*

Georgia Keresty	732	1,444	2,176	*
Joan C. McArdle	31,369	29,018	60,387	*
Simon J. Orebi Gann	19,877	43,518	63,395	*
R. Halsey Wise	5,422	9,808	15,230	*
Directors and Executive Officers, as a group (11 persons)	241,262	448,650	689,912	1.0%

(1) As reported in a Schedule 13G/A filed with the SEC on February 11, 2019, shares reflected as beneficially owned by The Vanguard Group include 31,821 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. or Vanguard, as a result of its serving as investment manager of collective trust accounts, and 16,417 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, as a result of serving as investment manager of Australian investment offerings.

(2) As reported in a Schedule 13G/A filed with the SEC on February 12, 2019, Kayne Anderson Rudnick Investment Management, LLC is an investment adviser.

(3) Shares reflected as beneficially owned by Waddell & Reed Financial, Inc. are held by Ivy Investment Management Company, or IICO. As reported in a Schedule 13G/A filed with the SEC on February 14, 2019, each of Waddell & Reed Financial, Inc. and IICO may be deemed to share voting power over, and the power to direct the disposition of, the 4,316,330 shares reflected in the table as beneficially owned by Waddell & Reed Financial, Inc. The investment advisory contracts grant IICO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO investment power over securities owned by such sub-advisory clients and, in most cases, voting power.

(4) As reported in a Schedule 13G filed with the SEC on February 12, 2019, Renaissance Technologies, LLC is an investment adviser.

(5) As reported in a Schedule 13G filed with the SEC on February 4, 2019, BlackRock, Inc.is a parent holding company or control person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
    Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, during fiscal 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Audit Fees

The following table summarizes the fees of KPMG LLP, our independent auditor for each of the last two fiscal years.

	Year Ended June 30,
Fee Category	2019	2018
	(In thousands)
Audit	$2,328	$1,781
Audit-Related	784	—
Tax fees	205	40
All other fees	2	2
	$3,319	$1,823

"Audit fees" consist of fees and expenses for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
    "Audit-Related fees" consist of fees for assurance and related services that were reasonably related to the performance of the audit and review of our financial statements and that are not reported as audit fees.
    "Tax fees" consist of fees for tax compliance, tax advice and tax planning services.

     "All other fees" consist of all fees for products and services fees other than audit, audit-related and tax services.

The audit committee of the board of directors has selected KPMG LLP as our independent registered public accounting firm for fiscal 2020. KPMG LLP has audited our financial statements since their appointment on March 12, 2008 to audit our consolidated financial statements for our fiscal year 2008. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures
    The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, except that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

HOUSEHOLDING OF PROXY MATERIALS
    To reduce costs and the environmental impact of the annual meeting, a single proxy statement and annual report, along with individual proxy cards, will be delivered in one envelope to certain stockholders having the same last name and address, and to individuals with more than one account registered with our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder. Stockholders participating in householding will continue to receive separate proxy cards. If you are a registered stockholder and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact Broadridge Financial Solutions, Inc. 51 Mercedes Way, Edgewood, New York 11717; or contact our Secretary at 1-781-221-6400 or at our headquarters at 20 Crosby Drive, Bedford, Massachusetts 01730. If you are a beneficial stockholder, you may contact the broker or bank where you hold the account.

OTHER MATTERS
    The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Frederic G. Hammond
Secretary

October 28, 2019

    A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2019, AS FILED WITH THE SEC, IS INCLUDED IN OUR 2019 ANNUAL REPORT TO STOCKHOLDERS, WHICH MAY BE ACCESSED OVER THE INTERNET AS SET FORTH IN THE "NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS" SENT TO OUR STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON OCTOBER 15, 2019. YOU MAY VIEW AND ALSO DOWNLOAD OUR 2019 ANNUAL REPORT TO STOCKHOLDERS ON OUR WEBSITE AT http://ir.aspentech.com, AS WELL AS AT www.proxyvote.com. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2019 TO OUR SECRETARY AT ASPEN TECHNOLOGY, INC. AT 20 CROSBY DRIVE, BEDFORD, MASSACHUSETTS 01730.

ASPEN TECHNOLOGY, INC.
20 CROSBY DRIVE
BEDFORD, MA 01730

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EST the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EST the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except
	○	○	○

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Donald P. Casey 02 Robert M. Whelan, Jr.

The Board of Directors recommends you vote FOR proposals 2. and 3.:	For	Against	Abstain
2. Ratification of appointment of independent registered public accounting firm	○	○	○
3. Advisory vote on compensation	○	○	○

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000430395_1 R1.0.1.18

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com

---

ASPEN TECHNOLOGY, INC.

Proxy Solicited on behalf of the Board of Directors for Annual Meeting of Stockholders to be held December 12, 2019

The undersigned hereby authorizes and appoints Antonio J. Pietri, Karl E. Johnsen and Frederic G. Hammond, and each of them, as proxies with full power of substitution, to vote all shares of common stock, par value $0.10 per share, of Aspen Technology, Inc. (the "Company"), held of record by the undersigned as of the close of business on October 15, 2019, at the Annual Meeting of Stockholders to be held on Thursday, December 12, 2019, at 9 a.m. Eastern time at the offices of K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts, and at any adjournments thereof, on all matters that may properly come before said meeting.

0000430395_2 R1.0.1.18

Continued and to be signed on reverse side